Exhibit 10.1

SERVICES AND INVESTMENT AGREEMENT

By And Among

EXCO RESOURCES, INC.,

As EXCO,

And

ENERGY STRATEGIC ADVISORY SERVICES LLC,

As ESAS,

Dated as of March 31, 2015

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

Exhibit A	Form of Fourth Amended and Restated Articles of Incorporation of EXCO
Exhibit B	Form of Warrants
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Nomination Letter Agreement
Exhibit E	Executive Chairman Description

SCHEDULES

Schedule 1.1	Knowledge Persons
Schedule 4.11	Registration Rights Agreements

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SERVICES AND INVESTMENT AGREEMENT

This SERVICES AND INVESTMENT AGREEMENT (this “Agreement”), is dated as of March 31, 2015 (the “Execution Date”), by and among EXCO Resources, Inc., a Texas corporation (“EXCO”), and Energy Strategic Advisory Services LLC, a Delaware limited liability company (“ESAS”). Each of EXCO and ESAS are sometimes referred to collectively as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, ESAS desires to provide, and EXCO desires to engage ESAS for, the Services upon the terms and conditions hereinafter set forth;

WHEREAS, EXCO desires to sell and issue, and ESAS desires to receive from EXCO, the Initial Shares (defined below) and the Warrants (defined below), upon the terms and conditions hereinafter set forth; and

WHEREAS, ESAS desires to purchase at least fifty million dollars ($50,000,000) of EXCO Common Stock prior to the first anniversary of the Closing Date, including the Initial Shares.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Definitions. As used herein:

“2005 Registration Rights Agreement” means that certain First Amended and Restated Registration Rights Agreement of EXCO, originally dated as of October 3, 2005, as amended and restated as of December 30, 2005.

“2007 Registration Rights Agreement” means that certain Registration Rights Agreement of EXCO, dated March 28, 2007, in respect of 7.0% Cumulative Convertible Perpetual Preferred Stock and Hybrid Preferred Stock.

“AAA” is defined in Section 11.4(a).

“Accounting Principles” means the United States generally accepted accounting principles, consistently applied.

“Affiliate” means, with respect to any Person, any Person that (a) directly or indirectly (through one or more Subsidiaries) controls such Person, (b) is controlled directly or indirectly (through one or more Subsidiaries) by such Person, (c) is under the common control, whether directly or indirectly (through one or more Subsidiaries), with such Person by the same ownership or control of the parent or general partner of such Person, or (d) is the successor or surviving Person by a merger or consolidation of any such Person pursuant to applicable Law. For purposes of this definition “control” means (i) the ownership, directly or indirectly or beneficially, of fifty percent (50%) of the outstanding voting securities or the beneficial interest of another Person or (ii) the direct or indirect ability to direct the management, policies or business decisions of another Person, whether as the general partner, sole member, sole shareholder, through voting securities, contracts or otherwise.

“Arbitration Panel” is defined in Section 11.4(a).

“beneficially own,” “beneficially owned,” “beneficial ownership” and similar phrases have the same meanings as such terms have under Rule 13d-3 (or any successor rule then in effect) under the Exchange Act, except that, in calculating the beneficial ownership of any Person, such Person shall be deemed (i) to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable upon the occurrence of a subsequent event or after the passage of time, and (ii) to beneficially own all of the shares of Capital Stock held by any of its Affiliates.

“Board of Directors” means the Board of Directors of EXCO.

“BRC” is defined in Section 3.1.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Dallas, Texas or New York, New York.

“Business Opportunities Waiver” means the renouncement of any interest or expectancy of EXCO in, or in being offered an opportunity to participate in, any business opportunities by each of the members of the Board of Directors of EXCO (and their respective Affiliates and related funds and other related Persons, including any ESAS nominees or representatives serving on the Board of Directors of EXCO or any of its Subsidiaries, including the position of Executive Chairman) in the form set forth in Exhibit A.

“Business Plan” is defined in Section 5.18(a).

“Capital Stock” of any Person means any and all shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Certificate of Amendment” means the certificate of amendment published by the secretary of state of the State of Texas on Form 424 completed to give effect to the amendment and restatement of EXCO’s Articles of Incorporation pursuant to the Organizational Document Amendment Proposal.

“Claim Notice” is defined in Section 10.5(b).

“Closing” is defined in Section 8.1.

“Closing Date” is defined in Section 8.1.

“Closing Warrants” means (i) a warrant exercisable for 20,000,000 shares of Common Stock with a strike price of $7.00 per share of Common Stock, and (ii) a warrant exercisable for 25,000,000 shares of Common Stock with a strike price of $10.00 per share of Common Stock, each as evidenced by the certificates in the Form of Warrants attached hereto as Exhibit B.

“Code” means the United States Internal Revenue Code of 1986.

“Common Stock” shall mean the common stock of EXCO, par value $0.001 per share.

“Confidential Information” is defined in Section 5.4.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of August 20, 2014 by and among EXCO and ESAS, as amended from time to time.

“Consolidated Subsidiaries” means, for any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with the Accounting Principles.

“Damages” is defined in Section 10.4(b).

“Direct Claim” is defined in Section 10.5(g).

“Dispute” is defined in Section 11.4(a).

“ESAS” is defined in the introductory paragraph hereof.

“ESAS Forfeiture Event” shall mean:

(a) any material willful or intentional breach by ESAS of any of its covenants set forth in this Agreement or any other Transaction Document that are to be performed by ESAS after the Closing Date but on or prior to the Termination Date;

(b) ESAS’s failure to purchase, hold or satisfy all or any portion the Investment or to comply with the terms of Section 5.20 as and when required under the terms of this Agreement; or

(c) any time after the Closing Date and on or prior to the date a Party delivers a notice of termination of this Agreement, the occurrence or existence of any of the following:

(i) Wilder’s failure to agree to be nominated for election to serve on the Board of Directors as the Executive Chairman at any annual meeting of the shareholders or special meeting held to elect members of the Board of Directors or the Executive Chairman;

(ii) Wilder’s resignation from the Board of Directors;

(iii) Wilder’s failure to agree to serve on the Board of Directors as Executive Chairman when properly elected;

(iv) the prohibition or disqualification of Wilder from serving as a director of EXCO under any final non-appealable Order or decree of any court with competent jurisdiction, the SEC or any other regulatory body, rule or regulation of the SEC, the NYSE or any other exchange on which the Common Stock is listed, or by applicable Law;

(v) Wilder’s engagement in acts or omissions constituting a breach of his fiduciary duties to EXCO and its shareholders (other than such duties that are waived in the Articles of Incorporation of EXCO), as determined under a final non-appealable Order or decree of any court with competent jurisdiction;

(vi) Wilder being subject to a disqualification event described in Rule 506(d) of Regulation D of the Securities Act of 1933; or

(vii) any final non-appealable conviction by a court with competent jurisdiction or any plea of nolo contendere of Wilder of any felony (other than any driving violation) or crime involving dishonesty or moral turpitude; or

(viii) Wilder’s death or failure to possess sufficient mental and physical capacities, as determined by a medical doctor appointed by EXCO’s CEO from the medical staff at Texas Health Presbyterian Hospital Dallas, to perform his obligations as Executive Chairman of EXCO (other than periods of temporary disability or incapacity not to exceed sixty (60) consecutive days);

provided, however, (i) ESAS Forfeiture Event shall not exist and shall not be valid (and any invalid termination of this Agreement for ESAS Forfeiture Event shall be deemed a termination not for ESAS Forfeiture Event) unless (A) EXCO notifies ESAS in writing in reasonable detail of the circumstances forming the basis for an ESAS Forfeiture Event termination, (B) such notice is given within sixty (60) days after EXCO obtains knowledge of such circumstances and (C) such notice indicates that EXCO elects to terminate this Agreement for ESAS Forfeiture Event based on such circumstances, and (ii) with respect to subpart (a) of this definition, “ESAS Forfeiture Event” shall not be deemed to exist unless ESAS has failed to cure any such breaches described in such subpart within sixty (60) days’ notice from EXCO of such breach.

“ESAS Group” means ESAS and each Affiliate of ESAS.

“ESAS Initial Warrantholders” shall mean, at the Execution Date and such other date or dates that the Warrants are issued, as applicable, ESAS and any of its Affiliates to whom, pursuant to Section 11.8, ESAS has assigned (with the consent of EXCO, which consent shall not be unreasonably withheld) the right to be issued by EXCO all or a portion of the Warrants.

“ESAS Material Adverse Effect” means any event, change or circumstance (whether foreseeable or not) that, individually or in the aggregate, results or would be reasonably likely to result in a material adverse effect on the ability of ESAS to perform its obligations hereunder or under the other Transaction Documents; provided, however, that “ESAS Material Adverse

Effect” shall not include material adverse effects resulting from (A) general changes in hydrocarbon prices; (B) changes in condition or developments generally applicable to the oil and gas industry in the United States so long as such conditions do not have a materially disproportionate effect on ESAS, (C) economic, financial, credit or political conditions and general changes in markets so long as such conditions do not have a materially disproportionate effect on ESAS; (D) acts of God, including hurricanes and storms; (E) acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of ESAS); (F) civil unrest or similar disorder; terrorist acts; or any outbreak of hostilities or war; (G) any reclassification or recalculation of reserves in the ordinary course of business; (H) changes in Laws; (I) effects or changes that are cured at no cost to EXCO or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 8; (J) any effect resulting from any action taken by EXCO or any Affiliate of EXCO, other than those actions expressly permitted or required in accordance with the terms of this Agreement; (K) natural declines in well performance; or (L) any matters, facts or disclosures set forth in the schedules herein as of the Execution Date.

“EXCO” is defined in the introductory paragraph hereof.

“EXCO Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of July 31, 2013, among EXCO, as borrower, certain Subsidiaries of EXCO, as guarantors, the lender parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended.

“EXCO Forfeiture Event” shall mean:

(a) any material willful or intentional breach by EXCO of any of its covenants set forth in this Agreement or any other Transaction Document that are to be performed by EXCO after the Closing Date but on or prior to the Termination Date; or

(b) if any time after the Closing Date and on or prior to the date a Party delivers a notice of termination of this Agreement, Wilder is not elected as the Executive Chairman of the Board of Directors or is removed as Executive Chairman of the Board of Directors except as a result of any of the following:

(i) Wilder’s failure to agree to be nominated for election to serve on the Board of Directors as the Executive Chairman at any annual meeting of the shareholders or special meeting held to elect members of the Board of Directors or the Executive Chairman;

(ii) Wilder’s resignation from the Board of Directors;

(iii) Wilder’s failure to agree to serve on the Board of Directors as Executive Chairman when properly elected;

(iv) the prohibition or disqualification of Wilder from serving as a director of EXCO under any final non-appealable Order or decree of any court with competent jurisdiction, the SEC or any other regulatory body, rule or regulation of the SEC, the NYSE or any other exchange on which the Common Stock is listed, or by applicable Law;

(v) Wilder’s engagement in acts or omissions constituting a breach of his fiduciary duties to EXCO and its shareholders (other than such duties that are waived in the Articles of Incorporation of EXCO), as determined under a final non-appealable Order or decree of any court with competent jurisdiction;

(vi) Wilder being subject to a disqualification event described in Rule 506(d) of Regulation D of the Securities Act of 1933;

(vii) any final non-appealable conviction by a court with competent jurisdiction or any plea of nolo contendere of Wilder of any felony (other than any driving violation) or crime involving dishonesty or moral turpitude; or

(viii) Wilder’s death or failure to possess sufficient mental and physical capacities, as determined by a medical doctor appointed by EXCO’s CEO from the medical staff at Texas Health Presbyterian Hospital Dallas, to perform his obligations as Executive Chairman of the EXCO (other than periods of temporary disability or incapacity not to exceed sixty (60) consecutive days);

provided, however, (i) EXCO Forfeiture Event shall not exist and shall not be valid (and any invalid termination of this Agreement for EXCO Forfeiture Event shall be deemed a termination not for EXCO Forfeiture Event) unless (A) ESAS notifies EXCO in writing in reasonable detail of the circumstances forming the basis for an EXCO Forfeiture Event termination, (B) such notice is given within sixty (60) days after ESAS obtains knowledge of such circumstances and (C) such notice indicates that ESAS elects to terminate this Agreement for EXCO Forfeiture Event based on such circumstances, and (ii) with respect to subpart (a) of this definition, “EXCO Forfeiture Event” shall not be deemed to exist unless EXCO has failed to cure any such breaches described in such subpart within sixty (60) days’ notice from ESAS of such breach.

“EXCO Group” means EXCO and each Affiliate of EXCO except for members of ESAS Group.

“EXCO Material Adverse Effect” means any event, change or circumstance (whether foreseeable or not) that, individually or in the aggregate, results or would be reasonably likely to result in a material adverse effect on (i) EXCO’s ability to perform its obligations hereunder or under the other Transaction Documents or (ii) the ownership, financial condition, capitalization, liabilities or operation of EXCO as currently conducted as of the Execution Date; provided, however, that “EXCO Material Adverse Effect” shall not include material adverse effects resulting from (A) general changes in hydrocarbon prices; (B) changes in condition or developments generally applicable to the oil and gas industry in the United States so long as such conditions do not have a materially disproportionate effect on EXCO, (C) economic, financial, credit or political conditions and general changes in markets; (D) acts of God, including hurricanes and storms; (E) acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of EXCO); (F) civil unrest or similar disorder; terrorist acts; or any outbreak of hostilities or war; (G) any reclassification or recalculation of reserves in the ordinary course of business; (H) changes in Laws; (I) effects or changes that are cured at no cost to ESAS or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 8; (J) any effect resulting from any action taken by ESAS or any of ESAS’s respective Affiliates with the intent of causing such effect, other than those actions expressly permitted or required in accordance with the terms of this Agreement; (K) any effect resulting from any action taken by EXCO or any Affiliate of EXCO with ESAS’s written consent; (L) natural declines in well performance; or (M) any matters, facts or disclosures set forth in the schedules herein as of the Execution Date.

“EXCO Organizational Documents” shall mean the Third Amended and Restated Articles of Incorporation of EXCO, as amended, and the Second Amended and Restated Bylaws of EXCO.

“EXCO Stock Plans” is defined in Section 4.4.

“Escrow Account” means the escrow account maintained by the Escrow Agent in accordance with the terms of the Escrow Agreement.

“Escrow Agent” means a United States national banking association, as appointed by mutual agreement of the Parties to serve as escrow agent hereunder, and any successor to such banking association.

“Escrow Agreement” means an escrow agreement between the Parties and the Escrow Agent, as such may be amended, modified, supplemented or replaced from time to time.

“Exceptions” is defined in Section 3.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” is defined in the introductory paragraph hereof.

“Fundamental Representations” means (a) with respect to EXCO, the representations and warranties of EXCO set forth in Section 4.3 through Section 4.6, inclusive, and Section 4.13, and the corresponding representations and warranties with respect thereto given in the certificates delivered by EXCO at Closing pursuant to Section 8.3(e) and (b) with respect to ESAS, the representations and warranties of ESAS set forth in Section 3.3, Section 3.7, and Section 3.9, and the corresponding representations and warranties with respect thereto given in the certificates delivered by ESAS at Closing pursuant to Section 8.2(c).

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, tribal, quasi-governmental entity or other political subdivision or authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Payment” means a payment in an amount equal to zero to $2.4 million as determined in accordance with Section 5.18(d)(ii). For purposes of Section 5.18(d)(ii), the maximum Incentive Payment shall be $2.4 million.

“Indemnified Person” is defined in Section 10.5(a).

“Indemnifying Party” is defined in Section 10.5(a).

“Initial Investment” is defined in Section 2.2.

“Initial Shares” is defined in Section 2.2.

“Initial Shares Closing” is defined in Section 2.2.

“Initial Shares Closing Date” is defined in Section 2.2.

“Initial Warrants” means (i) a warrant exercisable for 15,000,000 shares of Common Stock with a strike price of $2.75 per share of Common Stock and (ii) a warrant exercisable for 20,000,000 shares of Common Stock with a strike price of $4.00 per share of Common Stock, each as delivered in connection with the execution of this Agreement.

“Investment” means the Initial Investment and the Remaining Investment.

“Investment Obligation Termination Event” means the occurrence of any of the following events: (a) an event of default (other than defaults to which contractual cure periods or lender forbearance agreements apply) by EXCO or any of its Affiliates under (i) the EXCO Credit Agreement or any other credit agreement or similar agreement for borrowed money or (ii) any EXCO indenture, (b) EXCO is removed from, and the Common Stock is no longer listed on, the NYSE, (c) EXCO becomes insolvent, (d) any bankruptcy proceeding is commenced by, in favor of or against EXCO pursuant to Chapter 11, United States Code, or any similar federal, state or foreign bankruptcy Law; provided, however, no Investment Obligation Termination Event shall occur until ESAS notifies EXCO in writing in reasonable detail of the circumstances giving rise to such Investment Obligation Termination Event, (e) the failure of EXCO to make all SEC Filings as and when required by applicable Law or (f) the issuance of any “going concern” opinion in any audit report from any outside auditors of EXCO.

“Investment Obligation Test Date” is defined in Section 5.20.

“Knowledge” means, (i) with respect to ESAS, the actual conscious knowledge, without any duty or obligation of investigation or inquiry, of only those officers of ESAS named on Schedule 1.1 and (ii) with respect to EXCO the actual conscious knowledge, without any duty or obligation of investigation or inquiry, of only those officers and employees of EXCO named on Schedule 1.1.

“Laws” means all laws, statutes, rules, regulations, ordinances, Orders, decrees, requirements, judgments and codes of Governmental Authorities.

“Lien” means any (a) lien, mortgage, pledge, collateral assignment or security interest, of any kind, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of Capital Stock or securities, any purchase option, call or similar right of a Third Party with respect to such securities (including, in each case of subpart (a) through (c), any agreement to give any of the foregoing, any conditional sale or other title retention agreement) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Monthly Fee” means a monthly payment of $300,000 that EXCO shall pay to ESAS for the Services.

“Nomination Letter Agreement” is defined in Section 5.19.

“Notice” is defined in Section 11.1.

“NYSE” shall mean the New York Stock Exchange LLC.

“NYSE Approval Proposal” shall mean the proposal to approve the issuance of a portion of the Warrants and the Warrant Shares in accordance with the rules of the NYSE or any other U.S. national securities exchange on which the Common Stock is then listed.

“Open Market Shares” means Common Stock constituting the Investment that ESAS shall purchase in the open market as described in Section 5.20.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment, arbitration award or similar action of a Governmental Authority.

“Organizational Document Amendment Proposal” means the proposal to approve the amendment and restatement of the Third Amended and Restated Articles of Incorporation of EXCO in the form attached hereto as Exhibit A, which shall include the Business Opportunities Waiver.

“Ownership Change” is defined in Section 5.21.

“Percentile Rank” means, with respect to any anniversary of the Execution Date, the Percentile Rank as such term is defined in the Form of Warrants attached hereto as Exhibit B except that the Performance Measurement Date shall be the date of such anniversary and the Initial Value Date shall be the date 364 days prior to such anniversary date.

“Permits” means any approvals, authorizations, consents, licenses, registrations, variances, franchise, permission, clearance, qualification, permits or certificates issued, granted, given, obtained, or otherwise made available by or under the authority of a Governmental Authority or pursuant to any Law, and applications therefor and renewals thereof.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Preferred Stock” is defined in Section 4.4.

“Proxy Statement” is defined in Section 5.9.

“Registration Rights” is defined in Section 4.11.

“Registration Rights Agreement” means the Registration Rights Agreement between ESAS, each ESAS Initial Warrantholder and EXCO in substantially the form attached hereto as Exhibit C with such changes as the Parties reasonably agree to in good faith negotiations covering the registration of the Initial Shares, the Warrants, the Warrant Shares and any other shares of Common Stock owned or hereafter purchased by the ESAS Group.

“Remaining Investment” is defined in Section 5.20.

“Representatives” means, with respect to a Party, such Party, its Affiliates and each of their respective officers, employees, accountants, attorneys, environmental consultants and other authorized representatives.

“Required Shareholder Approval” shall mean the requisite approval by (a) the holders of EXCO’s Capital Stock of the NYSE Approval Proposal, as required by the NYSE or any other U.S. national securities exchange on which the Common Stock is then listed, and (b) the approval of the holders of two-thirds of the outstanding Common Stock and disinterested holders of Common Stock representing a majority of the votes cast (excluding abstentions) by all disinterested holders of Common Stock of the Organizational Document Amendment Proposal, as required by applicable Law and the EXCO Organizational Documents.

“Rule 10b5-1 Plan” means a written plan of ESAS to acquire the Remaining Investment in accordance with Rule 10b5-1(c) promulgated under the Exchange Act.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Filings” is defined in Section 4.9.

“Securities” means the Initial Shares, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Services” means the strategic advisory services that ESAS shall provide to EXCO pursuant to Section 5.18 of this Agreement, which shall have the goal of repositioning EXCO in accordance with the Business Plan.

“Shareholder Meeting” means the annual or special meeting of the holders of Common Stock to be called by EXCO for the purpose of obtaining the Required Shareholder Approval.

“Shareholder Proposals” means the Organizational Document Amendment Proposal and the NYSE Approval Proposal.

“SOX” is defined in Section 4.10(e).

“Subsidiary” shall mean, with respect to any Person, (i) any corporation, association, partnership or other business entity of which more than fifty percent (50%) of the total voting power of shares ordinarily entitled to vote in the election of directors or other members of the governing body of such Person (other than solely by reason of a contingency) is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more subsidiaries of such Person or (c) one or more subsidiaries of such Person, (ii) a partnership or limited liability company of which such Person or one of its subsidiaries is the general partner or managing member, as applicable, or (iii) any other Person in which such Person has the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Termination Date” is defined in Section 9.2(c).

“Third Party” means any Person other than ESAS and EXCO or any of their respective Affiliates.

“Third Party Claim” is defined in Section 10.5(c)

“Trading Day” is defined in the Form of Warrants attached hereto as Exhibit B.

“Transaction Documents” means this Agreement, the Confidentiality Agreement, the Registration Rights Agreement, the Warrants, the Nomination Letter Agreement, the Escrow Agreement and the certificates delivered by the applicable Parties under Sections 8.2(c) and 8.3(e).

“Warrant Shares” means the shares of Common Stock issued by EXCO upon exercise of the Warrants in accordance with the terms of the Warrants.

“Warrants” means the Initial Warrants and the Closing Warrants.

“Wilder” means C. John Wilder, a resident of Dallas County, Texas.

Section 1.2 Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means, unless specifically provided otherwise, such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any law means, unless specifically provided otherwise, such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any law means, unless specifically provided otherwise, that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) reference in this Agreement to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section hereof or Appendix, Schedule or Exhibit thereto; (g) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof; (h) “including” (and with correlative meaning “include”)

means including without limiting the generality of any description preceding such term; (i) “or” shall be disjunctive, but not exclusive; (j) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (k) the Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein; provided that in the event a word or phrase defined in this Agreement is expressly given a different meaning in any Schedule or Exhibit, such different definition shall apply only to such Schedule or Exhibit defining such word or phrase independently, and the meaning given such word or phrase in this Agreement shall control for purposes of this Agreement, and such alternative meaning shall have no bearing or effect, on the interpretation of this Agreement; and (l) except as otherwise provided herein, all actions which any Person may take and all determinations which any Person may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Person.

ARTICLE 2

WARRANTS; INITIAL SHARES

Section 2.1 Warrants.

(a) On the terms and conditions contained in this Agreement, on the Execution Date, EXCO shall issue to ESAS the Initial Warrants, as partial consideration for the performance of the Services in accordance with this Agreement.

(b) On the terms and conditions contained in this Agreement, at Closing, or such earlier date, to be mutually agreed upon by EXCO and ESAS, as soon as practicable after the necessary approvals have been obtained for the issuance of the Closing Warrants, EXCO shall issue to ESAS the Closing Warrants, which shall be exercisable pursuant to the terms of the Form of Warrants attached hereto as Exhibit B, as partial consideration for the continued performance of the Services in accordance with this Agreement.

Section 2.2 Initial Shares.

(a) On the terms and conditions contained in this Agreement, EXCO shall issue to ESAS, and ESAS shall purchase and acquire from EXCO, 5,882,353 shares of Common Stock (the “Initial Shares”) on or promptly after the date when a registration statement has been declared effective by the SEC covering the resale of the Initial Shares (the “Initial Shares Closing”, and such date, the “Initial Shares Closing Date”) as consideration for the payment in cash by ESAS of an amount equal to ten million dollars ($10,000,000) (the “Initial Investment”).

(b) Promptly after the date hereof the Parties shall mutually agree upon the Escrow Agent and execute a mutually agreeable Escrow Agreement.

(c) No later than three (3) Business Days after the execution of the Escrow Agreement by the Parties and the Escrow Agent, ESAS shall deposit an amount equal to the Initial Investment with the Escrow Agent via wire transfer of immediately available funds to the Escrow Account, such amount to be held in escrow by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(d) Upon the Initial Shares Closing in accordance with Article 6, on the Initial Shares Closing Date the Initial Investment shall be disbursed to EXCO and the remainder, if any, of the amounts held in the Escrow Account attributable to any interest accrued upon the Initial Investment shall be disbursed to or on behalf of ESAS.

(e) If for any reason this Agreement is terminated prior to Closing in accordance with Section 9.2 below, then all amounts held in the Escrow Account shall be disbursed or retained as provided in Section 5.18(e) and Section 9.3.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ESAS

ESAS represents and warrants to, and agrees with, EXCO as set forth below. Except for representations, warranties and agreements that are expressly limited as to a particular date, each representation, warranty and agreement is made as of the Execution Date and as of the Closing Date after giving effect to the transactions contemplated hereby:

Section 3.1 Formation. ESAS has been duly organized and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware. ESAS is a wholly-owned, direct subsidiary of Bluescape Resources Company LLC (“BRC”).

Section 3.2 Power and Authority. ESAS has the requisite limited liability company power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents and each other agreement, document, and instrument to which it is or will be a party or which it has executed and delivered, or will execute and deliver, in connection with the transactions contemplated by this Agreement and to perform its obligations and consummate the transactions contemplated hereunder and thereunder and has taken all necessary limited liability company action required for the due authorization of the Transaction Documents, the performance of its obligations thereunder and the consummation of the transaction contemplated thereby.

Section 3.3 Execution and Delivery. Each Transaction Document to which ESAS is, or will be, a party has been, or at the time of its execution and delivery by ESAS, will be, duly and validly authorized, executed and delivered by ESAS, and constitutes, or at the time of its execution and delivery by ESAS, will constitute, a valid and binding obligation of ESAS, enforceable against ESAS in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws affective the enforcement of creditors’ rights generally, subject to principles of equity and public policy and except to the extent that the indemnification and contribution provisions in this Agreement may be limited by federal or state securities Laws (the “Exceptions”).

Section 3.4 Restricted Securities. ESAS understands that the Securities have not been registered under the Securities Act and may not be resold without registration under the Securities Act except pursuant to a specific exemption from the registration provisions of the Securities Act. As a result, ESAS acknowledges and understands that, upon the original issuance thereof and until such time as the same is no longer required under any applicable requirements of the Securities Act or applicable state securities Laws, EXCO and its transfer agent shall make such notation in the stock book and transfer records of EXCO as may be necessary to record that the Securities have not been registered under the Securities Act and may not be resold without registration under the Securities Act except pursuant to a specific exemption from the registration provisions of the Securities Act. ESAS acknowledges that Rule 144 promulgated under the Securities Act may not be available to exempt all sales of the Securities. ESAS recognizes that EXCO is under no obligation to register the Securities except pursuant to this Agreement and the Registration Rights Agreement. ESAS understands that the certificates representing the Securities may carry one or more legends incorporating such restrictions.

Section 3.5 Investment Intent. ESAS is acquiring the Securities for investment for its own account, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with the Securities Act and any applicable state securities or “blue sky” Laws, and ESAS has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with the Securities Act and any applicable state securities or “blue sky” Laws.

Section 3.6 Sophistication. Each of ESAS and BRC is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act, and ESAS has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Securities being acquired hereunder. ESAS understands and is able to bear any economic risks associated with such investment. Without derogating from or limiting the representations and warranties of EXCO, ESAS acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning EXCO and to obtain additional information that it has requested to verify the information contained in this Section 3.6. With the assistance of ESAS’s own professional advisors, to the extent that ESAS has deemed appropriate, ESAS has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in Securities and the consequences of this Agreement. ESAS has considered the suitability of the Securities as an investment in light of its own circumstances and financial condition, and ESAS is able to bear any economic risks associated with such investment. Notwithstanding the foregoing, nothing contained herein will operate to modify or limit in any respect the other representations, warranties or covenants of EXCO or to relieve it from any obligations to ESAS for breach thereof or for the making of misleading statements or the omission of material facts in connection with the transactions contemplated herein.

Section 3.7 No Conflicts. The acquisition of the Securities, the execution and delivery by ESAS of each of the Transaction Documents to which it is, or will be, a party and the performance of and compliance with all of the provisions thereof by ESAS, and the consummation of the transactions contemplated therein (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (in each case, with or without notice or lapse of time, or both), or result, in the acceleration of, or the creation of any Lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement, instrument, contract or other arrangement to which ESAS is a party or by which ESAS is bound or to which any of the property or assets of ESAS is subject, (ii) will not result in any violation of the provisions of the certificate of formation, operating agreement or similar governance documents of ESAS, and (iii) will not result in any material violation of, or any termination or material impairment of any rights under, any applicable Law, including any license, authorization, injunction, judgment, Order, decree, rule or regulation of any Governmental Authority, except in the case of each of clauses (i) through (iii), for any conflict, breach, violation, default, acceleration, Lien, termination or impairment which would not reasonably be expected to result in an ESAS Material Adverse Effect.

Section 3.8 Consents, Approvals or Waivers. No consent, approval, authorization, Order, Permit, registration or qualification of any Third Party or with any Governmental Authority is required to be obtained or made by ESAS in connection with the execution and delivery of the Transaction Documents, the compliance by ESAS with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby, except for (i) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “blue sky” Laws in connection with the acquisition of the Securities by ESAS, (ii) any consent, approval, authorization, registration or qualification which, if not made or obtained, would not reasonably be expected to prohibit or materially and adversely affect ESAS’s performance of its obligations under this Agreement, (iii) if applicable, filings required under, and compliance with other applicable requirements of, the HSR Act, (iv) filings required with the NYSE in connection with listing of the Securities and (v) the registration of the resale of the Securities, including such “blue sky” consents, approval authorizations, registrations or qualifications as may be necessary or appropriate.

Section 3.9 No Broker’s Fee. Neither ESAS nor any of its Affiliates is a party to any contract, agreement or understanding with any Person that would give rise to a claim against EXCO for a financial advisory fee, brokerage commission, finder’s fee or like payment in connection with any transaction contemplated in any of the Transaction Agreements.

Section 3.10 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or, to the Knowledge of ESAS, threatened in writing against, ESAS.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF EXCO

EXCO represents and warrants to, and agrees with, ESAS as set forth below. Except for representations, warranties and agreements that are expressly limited as to a particular date, each representation, warranty and agreement is made as of the Execution Date and as of the Closing Date after giving effect to the transactions contemplated hereby:

Section 4.1 Organization and Qualification. EXCO has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Texas, with the corporate power and authority to own its properties and conduct its business as currently conducted, and, except as has not had and would not reasonably be expected to have, individually or in the aggregate, an EXCO Material Adverse Effect, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification. Each Subsidiary of EXCO that is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act has been duly organized and is validly existing in good standing under the Laws of its jurisdiction of organization, with the corporate or analogous power and authority to own its properties and conduct its business as currently conducted, and, except as has not had and would not reasonably be expected to have, individually or in the aggregate, an EXCO Material Adverse Effect, has been duly qualified as a foreign corporation, limited liability company or partnership, as applicable, for the transaction of business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

Section 4.2 Corporate Power and Authority. EXCO has the requisite corporate power and authority to enter into, execute and deliver this Agreement, the other Transaction Documents and each other agreement, document, and instrument to which it is or will be a party or which it has executed and delivered, or will execute and deliver, in connection with the transactions contemplated by this Agreement and, assuming receipt of the Required Shareholder Approval, to perform its obligations and consummate the transactions contemplated hereunder and thereunder, including the issuance of the Securities. EXCO has taken all necessary corporate action required for the due authorization of the Transaction Documents, the performance of its obligations thereunder and the consummation of the transaction contemplated thereby, including the issuance of the Securities, except for receiving the Required Shareholder Approval and, once such Required Shareholder Approval is received, filing the Certificate of Amendment with the secretary of state of the State of Texas.

Section 4.3 Execution and Delivery; Enforceability. Each Transaction Document to which EXCO is, or will be, a party has been, or at the time of its execution and delivery by EXCO, will be, duly and validly authorized, executed and delivered by EXCO, and constitutes, or at the time of its execution and delivery by EXCO, will constitute, a valid and binding obligation of EXCO, enforceable against EXCO in accordance with its terms, except as may be limited by the Exceptions.

Section 4.4 Capitalization. The authorized Capital Stock of EXCO consists of 350,000,000 shares of Common Stock of which, as of the Execution Date, 273,702,116 shares were issued and outstanding, of which 2,157,885 are shares of restricted stock issued pursuant to and subject to the vesting requirements of compensatory equity plans of EXCO in effect as of the Execution Date (the “EXCO Stock Plans”) (excluding, for the avoidance of doubt, shares held in treasury and an additional 1,371,536 shares of unvested, performance-based restricted share units reserved for issuance under the EXCO Stock Plans), and 10,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of which, as of the Execution Date, no shares are either designated or issued and outstanding. As of the Execution Date, EXCO held 578,042 shares of Common Stock in its treasury. As of the Execution Date, no shares of Common Stock or Preferred Stock were reserved for issuance, except for 10,020,193 shares of Common Stock reserved for issuance under the EXCO Stock Plans upon the exercise of stock options outstanding as of such date and granted under the EXCO Stock Plans, with a weighted average exercise price of $12.63 per share and 1,371,536 restricted share units reserved for issuance under the EXCO Stock Plan subject to the achievement of certain criteria. The outstanding shares of Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights, EXCO Organizational Documents, or any applicable Laws). As of the Execution Date, except as set forth above or pursuant to this Agreement, there are no (A) shares of Capital Stock or other equity interests or voting securities of EXCO authorized, reserved for issuance, issued or outstanding, (B) options, warrants, calls, preemptive rights, subscription or other rights, instruments, agreements, arrangements or commitments of any character, obligating EXCO or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of Capital Stock or other equity interest or voting security in EXCO or any securities or instruments convertible into or exchangeable for such shares of Capital Stock or other equity interests or voting securities, or obligating EXCO or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, instrument, agreement, arrangement or commitment, (C) except in connection with the vesting, settlement or forfeiture of, or tax payment or withholding with respect to, any equity-based awards under the EXCO Stock Plans, outstanding contractual obligations of EXCO or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Capital Stock or other equity interest or voting securities of EXCO, or (D) issued or outstanding restricted stock awards, units, rights to receive any Capital Stock or other equity interest or voting securities of EXCO on a deferred basis, or rights to purchase or receive any Capital Stock or equity interest or voting securities issued or granted by EXCO to any current or former director, officer, employee or consultant of EXCO. No Subsidiary of EXCO owns any shares of Capital Stock or other equity interest or voting securities of EXCO. There are no voting trusts or other agreements or understandings to which EXCO or any of its Subsidiaries is a party with respect to the voting of the Capital Stock or other equity interest or voting securities of EXCO.

Section 4.5 Issuance. Subject to the Required Shareholder Approval and the acceptance of the Certificate of Amendment by the secretary of state of the State of Texas, the issuance of the Securities has been duly and validly authorized and, when such Securities are issued and delivered against payment therefor, will be duly authorized, validly issued and delivered and fully paid and nonassessable, free and clear of any and all Liens, other than Liens arising as a matter of applicable securities Law.

Section 4.6 No Conflict. Subject to the Required Shareholder Approval and the acceptance of the Certificate of Amendment by the secretary of state of the State of Texas, the sale, issuance and delivery of the Securities and the execution and delivery by EXCO of the Transaction Documents and the performance of and compliance with all of the provisions thereof by EXCO and the consummation of the transactions contemplated therein (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (in each case, with or without notice or lapse of time, or both), or result in the acceleration of, or the creation of any Lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement, instrument, contract or other arrangement to which EXCO or any of its Subsidiaries is a party or by which EXCO or any of its Subsidiaries is bound or to which any of the property or assets of EXCO or any of its Subsidiaries is subject, other than the EXCO Credit Agreement, (ii) will not result in any violation of the provisions of the EXCO Organizational Documents or any of the organizational or governance documents of any of EXCO’s Subsidiaries, and (iii) will not result in any material violation of, or any termination or material impairment of any rights under, any applicable Law, including any license, authorization, injunction, judgment, Order, decree, rule or regulation of any Governmental Authority, except, in any such case in clauses (i) and (iii), for any conflict, breach, violation, default, acceleration, Lien, termination or impairment which would not reasonably be expected to have, individually or in the aggregate, an EXCO Material Adverse Effect.

Section 4.7 Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Third Party or any Governmental Authority is required for the sale, issuance and delivery of the Securities, and the execution and delivery by EXCO of this Agreement and the other Transaction Documents and performance of and compliance by EXCO with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except (i) the Required Shareholder Approval, (ii) the acceptance of the Certificate of Amendment by the secretary of state of the State of Texas, (iii) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “blue sky” Laws in connection with the issuance of the Securities, (iv) if applicable, filings required under, and compliance with other applicable requirements of, the HSR Act, (v) filings required with the NYSE in connection with listing of the Securities, (vi) the registration of the resale of the Securities, including such “blue sky” consents, approval authorizations, registrations or qualifications as may be necessary or appropriate and (vii) as required under the EXCO Credit Agreement.

Section 4.8 Arm’s Length. In connection with all aspects of each transaction contemplated by this Agreement, EXCO acknowledges and agrees that: (i) the transactions contemplated by this Agreement are arm’s-length commercial transactions between EXCO and ESAS, (ii) EXCO is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement, (iii) in connection with the transactions contemplated by this Agreement and the process leading to the foregoing, ESAS has been, are, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for EXCO or any of EXCO’s Affiliates, shareholders, creditors or employees or any other Person, and (iv) ESAS has no obligation to EXCO or EXCO’s Affiliates, shareholders, creditors or employees or any other Person with respect to the transactions contemplated hereby except those obligations expressly set forth in this Agreement. To the fullest extent permitted by Law, EXCO hereby waives and releases any claims that EXCO or EXCO’s Affiliates, shareholders, creditors or employees or any other Person may have against ESAS or any of their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Agreement.

Section 4.9 EXCO SEC Filings. Since January 1, 2012, EXCO has filed or furnished all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) (the “SEC Filings”) with the SEC. As of their respective dates, each of the SEC Filings complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Filings. No SEC Filing filed after December 31, 2011, when filed, and, in the case of any SEC Filing amended or superseded prior to the Execution Date, on the date of such amending or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any SEC Filing filed with the SEC after the Execution Date but prior to the Closing Date, when filed, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.10 Financial Statements.

(a) Each of (i) the financial statements and the related notes of EXCO and its Consolidated Subsidiaries included or incorporated by reference in the SEC Filings, and (ii) the financial statements and the related notes of EXCO and its Consolidated Subsidiaries to be included or incorporated by reference in the Proxy Statement, if any, comply or will comply, as the case may be, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC thereunder, and fairly present, or will fairly present, as the case may be, in all material respects the financial position, results of operations and cash flows of EXCO and its Subsidiaries as of the dates indicated and for the periods specified, subject, in the case of the unaudited financial statements, to the absence of disclosures normally made in footnotes and to customary year-end adjustments that are not and shall not be material; such financial statements have been prepared, or will be prepared, as the case may be, in conformity with the Accounting Principles applied on a consistent basis throughout the periods covered thereby (except as disclosed in the SEC Filings filed before the Execution Date), and each of (A) the supporting schedules included or incorporated by reference in the SEC Filings, and (B) the supporting schedules to be included or incorporated by reference in the Proxy Statement, if any, fairly present, or will fairly present, as the case may be, in all material respects, the information required to be stated therein; and each of (x) the other financial information included or incorporated by reference in the SEC Filings, and (y) the other financial information to be included or incorporated by reference in the Proxy Statement, if any, has been, or will be, as the case may be, derived from the accounting records of EXCO and its Subsidiaries and presents fairly, or will present fairly, as the case may be, the information shown thereby.

(b) Neither EXCO nor any of EXCO’s Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar agreement or arrangement, where the result, purpose or effect of such agreement or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, EXCO or any of its Subsidiaries in the SEC Filings (including the financial statements contained therein). Except to the extent specifically reflected or reserved against on the December 31, 2014 consolidated balance sheet of EXCO (including the notes thereto) included in EXCO’s Form 10-K as filed with the Commission on February 25, 2015, neither EXCO nor any of its Subsidiaries has any (i) liabilities (whether or not accrued, fixed, contingent, asserted or known) or (ii) any impairments (including impairments that would reasonably be expected to occur or be taken) to assets or reserves, except for liabilities or impairments, respectively, that (A) are otherwise disclosed in the SEC Filings or (B) would not reasonably be expected to have, individually or in the aggregate, an EXCO Material Adverse Effect.

(c) EXCO has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. EXCO (1) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that information required to be disclosed by EXCO in the reports that it files or submits with the SEC is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules, regulations and forms, and is accumulated and communicated to EXCO’s management as appropriate to allow timely decisions regarding required disclosure, and (2) has disclosed, based on its most recent evaluation of internal control over financial reporting, to EXCO’s outside auditors and the Audit Committee of the Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that would reasonably be expected to adversely affect EXCO’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in EXCO’s internal control over financial reporting, all of which information described in clauses (A) and (B) above has been disclosed by EXCO to ESAS prior to the Execution Date.

(d) Any material change in internal control over financial reporting required to be disclosed in any SEC Filings has been so disclosed. Since December 31, 2011, to the Knowledge of EXCO, neither EXCO nor any of its Subsidiaries has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of EXCO or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2011, except for any complaints, allegations, assertions or claims that have not had, and would not reasonably be expected to have, individually or in the aggregate, an EXCO Material Adverse Effect.

(e) Each of the principal executive officer of EXCO and the principal financial officer of EXCO (or each former principal executive officer of EXCO and each former principal financial officer EXCO, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (“SOX”), with respect to the SEC Filings, and the statements contained in such certifications are true and complete. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

Section 4.11 No Registration Rights Agreements. Other than the 2005 Registration Rights Agreement and the 2007 Registration Rights Agreement, EXCO is not bound by any agreement, contract or other arrangement with respect to its equity securities granting any demand, shelf, incidental/piggyback or other registration rights (“Registration Rights”) to any Person. Except as set forth on Schedule 4.11, there have not been any amendments, modification or supplements to, or any waivers under, either the 2005 Registration Rights Agreement or the 2007 Registration Rights Agreement.

Section 4.12 No EXCO Material Adverse Effect. Between January 1, 2015 and the Execution Date, other than as disclosed in the SEC Filings filed prior to the Execution Date and except for actions to be taken in connection with the transactions contemplated under this Agreement, there has not occurred any EXCO Material Adverse Effect.

Section 4.13 No Broker’s Fees. Neither EXCO nor any of its Subsidiaries is a party to any contract, agreement or understanding with any Person that would give rise to a claim against ESAS for a financial advisory fee, brokerage commission, finder’s fee or like payment in connection with the issuance of the Securities or the other transactions contemplated in any of the Transaction Documents.

Section 4.14 Anti-takeover Provisions. The actions taken by the Board of Directors to approve this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby constitute all the action necessary to render inapplicable to this Agreement, the other Transaction Documents, the acquisition of shares by the ESAS Group to comply with its obligation under Section 5.20 and the acquisition of the Warrants by ESAS hereunder and the purchase of the Warrant Shares to be purchased upon exercise of the Warrants, the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar law and any potentially applicable provision of the EXCO Organizational Documents.

Section 4.15 Investment Company Status. EXCO is not an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.16 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or, to the Knowledge of EXCO, threatened in writing against, EXCO.

ARTICLE 5

COVENANTS OF THE PARTIES

Section 5.1 No Stabilization. EXCO will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the shares of Common Stock.

Section 5.2 Closing Efforts. Each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its commercially reasonable efforts (a) to ensure that such Party’s representations and warranties are true and correct in all material respects on the Closing Date and all covenants of such Party to be performed prior to Closing are performed in all material respects, (b) to ensure that the Required Shareholder Approval is received and, once such Required Shareholder Approval is received, file the Certificate of Amendment with the secretary of state of the State of Texas and (c) to obtain, at such Party’s expense, all waivers, Permits, consents, clearances, approvals or other authorizations from Governmental Authorities and to effect all registrations, filings and notices with or to Governmental Authorities, as may be required by applicable Laws for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.3 Expenses. Except as expressly set forth herein, all expenses incurred by or on behalf of ESAS in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by or on behalf of ESAS, shall be borne solely and entirely by ESAS, and all such expenses incurred by EXCO shall be borne solely and entirely by EXCO.

Section 5.4 Confidentiality. Each Party hereby agrees to keep and to cause such Party’s Representatives to keep all Confidential Information confidential and not to use such Confidential Information for any purpose except exercising its rights, or fulfilling its obligations, under this Agreement, or as may be authorized in writing by the disclosing Party. The confidentiality obligation set forth in this Section 5.4 shall not apply to (a) Confidential Information (i) that becomes, through no violation of the provisions of this Section 5.4 by the applicable Party or such Party’s Representatives, part of the public domain or publically available by publication or otherwise, (ii) which is obtained by the applicable Party or such Party’s Representatives from a source that is not known to it to be prohibited from disclosing such Confidential Information to such Party or such Party’s Representatives, by any legal, fiduciary or contractual obligation of confidentiality to another Party, as evidenced by the receiving Party’s written records, or (iii) which is developed independently by the applicable Party or such Party’s Representatives without use of the Confidential Information or violation of such Party’s and its Representatives’ obligations under this Section 5.4, in each case, as evidenced by the receiving Party’s written records, or (b) disclosures of Confidential Information (i) in the course of any trial or other legal proceeding involving the applicable Party or such Party’s Representatives (including any such trial or legal proceeding relating to, or arising out of, this Agreement), or (ii) as required by any applicable securities Law or other Law (including any subpoena, interrogatory, or other similar requirement for such information to be disclosed or the request or requirement of any regulatory, governmental or self-regulatory authority with jurisdiction over the receiving Party or its Representatives) or the rules of any applicable national stock exchange. In any such circumstance outlined in clause (b) above, the disclosing Party shall as promptly as practicable give the other Parties written notice of such required disclosure and thereafter disclose only that portion of the Confidential Information as such disclosing Party is advised by legal counsel that it is reasonably required to disclose and shall exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded such Confidential Information. The confidentiality restrictions on each Party set forth in this Section 5.4 shall terminate upon the first anniversary of the earlier of (a) Closing Date and (b) the Termination Date. Each Party, on behalf of itself and its applicable Representatives, acknowledges the competitive and confidential nature of the Confidential Information and that irreparable damage may result to the other Party if any Confidential Information is disclosed to any Third Party, except as herein permitted or under the Confidentiality Agreement and except to (A) its lenders, auditors or tax advisors and (B) Representatives who reasonably need to know such information to assist the receiving Party in exercising its rights, or fulfilling its obligations, under this Agreement, provided that each Party shall be responsible for any of its lenders’, auditors’, tax advisors’ or Representatives’ breaches of this Section 5.4, as if such Representatives were a signatory to this Agreement for the purposes of this Section 5.4. It is further understood and agreed that monetary damages would not be a sufficient remedy for any breach of this Section 5.4. Accordingly, it is agreed by each Party that the other Parties shall be entitled to an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of this Section 5.4 and/or to specific performance of this Section 5.4, and that neither a Party nor any of its Representatives may oppose the granting of such relief, provided, however, that such Party and its Representatives are entitled to dispute whether or not any Confidential Information has been disclosed in violation of this Section 5.4. Each Party agrees that equitable relief is not exclusive of other remedies to which the other Parties may be entitled at Law or in equity for a breach of this Section 5.4. “Confidential Information” means any and all information, documents, instruments, data with respect to EXCO, ESAS or of any other nature provided by or on behalf of a Party to any Representative or another Party, confidential, proprietary and other information of a Party or the its assets whether disclosed orally, visually, in writing or in other tangible form, and any and all nonpublic or proprietary information of any nature (including prices, trade secrets, technological know-how, data and all other nonpublic or proprietary concepts, methods of doing business, ideas, materials or information), and all information derived from any nonpublic or proprietary information.

Section 5.5 Press Releases.

(a) EXCO and ESAS shall, on or before 8:30 a.m., New York, New York time, on the first Trading Day (as defined in the Warrant) following the Execution Date, issue a press release disclosing the transactions contemplated hereby. Within four (4) Business Days after the Execution Date, EXCO shall file a Current Report on Form 8-K with the SEC describing the terms of the transactions contemplated by the Transaction Documents and including the Transaction Documents as exhibits to such Current Report on Form 8-K, to the extent required by the Exchange Act. Thereafter, EXCO shall timely file any filings and notices required by the SEC or applicable Law with respect to the transactions contemplated hereby. Except as may be required by applicable Law or the rules and regulations of the SEC or the NYSE (in which case prior written notice of such inclusion shall, to the extent practicable, be provided to ESAS), EXCO shall not include the name of any member of the ESAS Group (that was not previously disclosed in any public disclosure) in any press release with respect to the transactions set forth herein or in the other Transaction Documents without the prior written consent and approval of ESAS.

(b) From and after the Execution Date, except as contemplated by this Section 5.5, neither EXCO, on the one hand, nor ESAS, on the other hand, shall make, and each of EXCO and ESAS shall cause each of its Affiliates not to make, any public press release or public disclosure regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby, or the identities of any Parties hereto without the prior written consent of EXCO, on the one hand, and ESAS, on the other hand; provided, however, the foregoing shall not restrict disclosures by EXCO and ESAS (i) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over EXCO and ESAS or (ii) to Governmental Authorities or any Third Party holding rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents. EXCO and ESAS shall each be liable for the compliance of their respective Affiliates with the terms of this Section 5.5.

Section 5.6 Regulatory Filings. EXCO and ESAS shall, and shall cause their respective Affiliates to (a) make or cause to be made the filings required of such Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due by such Party in connection with such filings, as promptly as is reasonably practicable, and in any event within ten (10) Business Days after the Execution Date (other than (1) the Proxy Statement, which EXCO shall use its commercially reasonable efforts to file as promptly as practicable after execution of this Agreement and in any event not more than thirty (30) days after the Execution Date in accordance with Section 5.9 or (2) under the HSR Act, which the Parties shall use commercially reasonable efforts to file as and when required under the HSR Act), (b) cooperate with the other Parties and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings, (c) use commercially reasonable efforts to cause the expiration or termination of the notice or waiting periods under the HSR Act and, if applicable, any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (d) promptly inform the other Party of (and, at the other Party’s reasonable request, supply to such other Party) any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (e) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions and proceedings with Governmental Authorities relating to such filings, including, subject to applicable Law, permitting the other Party to review in advance any proposed written communication between it and any Governmental Authority, (f) comply, as promptly as is reasonably practicable, with any requests of any Governmental Authority received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials, (g) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, and (h) use commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as in violation of any Law. If a Party or any of its Affiliates intends to participate in any meeting or discussion with any Governmental Authority with respect to such filings or the transactions contemplated by this Agreement (other than any meetings or discussions with the SEC), it will give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting or discussion. Notwithstanding anything to the contrary set forth herein, in no event shall any Party be required to make any payment, other than filing fees, to such Governmental Authority or concede anything of value, other than such payments or concessions that are de minimis in nature and do not exceed $100,000 in value, in the aggregate, to obtain any such consent, approval or waiver; provided, however, that if any Party is required to make a payment or concession in excess of the forgoing, the other Party may, to the extent possible, elect to make a substitute payment or concession on the first Party’s behalf. No Party shall voluntarily extend any waiting period under the HSR Act or any competition/investment Law or enter into any agreement with any Governmental Authority to delay or not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.7 Non-Solicitation. For a period beginning on the Execution Date and ending on the one (1) year anniversary of the earlier to occur of (a) the Termination Date or (b) the expiration of the obligations of ESAS under Section 5.18, each of EXCO, on the one hand, and ESAS, on the other hand, shall not, without the other Party’s prior written consent, directly or indirectly solicit, encourage or otherwise induce any of the other Party’s or its Affiliates’ employees to leave their respective employment or become the employee or contractor of the soliciting Party or its Affiliates. Notwithstanding the foregoing, nothing contained in this Section 5.7 shall prohibit the hiring or contracting for the services of any employee who has terminated his or her employment relationship without any direct or indirect solicitation or inducement by the soliciting Party or its Affiliates. A general advertisement for employment that is not targeted at any such employee shall not constitute a breach of any Party’s obligations under this Section 5.7. It is further understood and agreed that monetary damages would not be a sufficient remedy for any breach of this Section 5.7. Accordingly, it is agreed by each of EXCO, on the one hand, and ESAS, on the other hand, that the other Party shall be entitled to an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of this Section 5.7 and/or to specific performance of this Section 5.7, and that neither a Party nor any of its Affiliates may oppose the granting of such relief, provided, however, that such Party and its Affiliates are entitled to dispute whether or not any violation of this Section 5.7 has occurred. Each Party agrees that equitable relief is not exclusive of other remedies to which the other Party may be entitled at Law or in equity for a breach of this Section 5.7.

Section 5.8 Listing. EXCO shall use its commercially reasonable efforts to include all of the Initial Shares and, when issued, the Warrant Shares for listing on the NYSE if the Common Stock is then listed on the NYSE or, if the Common Stock is not then listed on the NYSE, on the primary national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation.

Section 5.9 Proxy Statement.

(a) As promptly as practicable after execution of this Agreement and in any event not more than thirty (30) days after the Execution Date, EXCO shall, in consultation with ESAS, prepare, and EXCO shall file with the SEC, preliminary proxy materials in compliance with Section 14 of the Exchange Act (the “Proxy Statement”). As promptly as practicable after comments, if any, are received from the SEC thereon and after the furnishing by EXCO and ESAS of all information required to be contained therein, EXCO shall, in consultation with ESAS, prepare and EXCO shall file any required amendments, if any, with the SEC. EXCO shall notify ESAS promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with ESAS regarding, and supply ESAS with copies of, all correspondence between EXCO or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing any proposed amendment of or supplement to the Proxy Statement, EXCO shall provide ESAS a reasonable opportunity to review and comment on such document. EXCO shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC and shall thereafter mail to the shareholders of Common Stock as promptly as possible the Proxy Statement and all other proxy materials for the Shareholder Meeting.

(b) ESAS shall use its commercially reasonable efforts to furnish EXCO any information required to be included in the Proxy Statement and reasonably requested from ESAS by EXCO; provided that no information that ESAS or its Affiliates has furnished, or will furnish, to EXCO shall be included in the Proxy Statement unless ESAS shall have expressly consented in writing to such information being included in the Proxy Statement. Any information relating to ESAS furnished to EXCO in writing by ESAS expressly for use in the Proxy Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) EXCO hereby covenants and agrees that (i) the Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and (ii) none of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of Common Stock or at the time of the Shareholder Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.10 Shareholder Approval; Meeting of Shareholders. EXCO shall take, in accordance with applicable Law and the EXCO Organizational Documents, all action necessary to convene the Shareholder Meeting as promptly as practicable, but no later than sixty (60) days after clearance of the proxy statement by the SEC, to submit for approval by the requisite vote of the shareholders of EXCO the Shareholder Proposals. In connection with each meeting of shareholders at which either of the Shareholder Proposals is submitted for a vote of the shareholders of EXCO, to the fullest extent permitted by applicable Law, (i) the Board of Directors shall recommend that its shareholders vote in favor of the Shareholder Proposals, and (ii) neither the Board of Directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner materially adverse to ESAS, the recommendation of the Board of Directors that the shareholders of EXCO vote in favor of the Shareholder Proposals; provided that, at any time prior to obtaining such shareholder approval, the Board of Directors may withdraw such recommendation if such Board of Directors determines in good faith (after consultation with outside counsel) that failure to take such action violates its fiduciary duties under applicable Law. EXCO shall take all lawful action to solicit from the shareholders proxies in favor of the Shareholder Proposals and take all other action necessary or advisable to secure the vote or consent of the EXCO shareholders that are required by the rules of the NYSE and applicable Law, including, if necessary or appropriate, adjourning the Shareholder Meeting to solicit additional proxies.

Section 5.11 Registration Rights Agreement. Prior to the Initial Shares Closing Date, EXCO shall take all action to obtain any and all consents required under the 2005 Registration Rights Agreement and the 2007 Registration Rights Agreement such that no Person shall have any Registration Rights that conflict with or violate the rights granted to ESAS under the Registration Rights Agreement. Concurrently with the Initial Shares Closing, ESAS and each ESAS Initial Warrantholder and EXCO shall execute and deliver the Registration Rights Agreement.

Section 5.12 Blue Sky. EXCO shall, prior to the Closing Date, take all action to obtain an exemption for or to qualify the Securities to be issued to ESAS pursuant to this Agreement under applicable securities or “blue sky” Laws of the states of the United States (or to obtain an exemption from such qualification). EXCO shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “blue sky” Laws of the states of the United States following the Closing Date.

Section 5.13 Designation of Director. Concurrently with the Closing, the Board of Directors of EXCO shall, if there is not a vacancy on the Board of Directors at that time, take action to increase the size of the Board of Directors by one, and shall elect Wilder as a member of the Board of Directors; provided that Wilder is living and physically and mentally capable of performing the duties that accompany the office of Director.

Section 5.14 Reservation of Shares. After the Closing, so long as any of the Warrants remain outstanding, EXCO shall use its commercially reasonable efforts to take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than one hundred percent (100%) of the maximum number of shares of Common Stock issuable upon exercise of all the Warrants (without regard to any limitations on the exercise of the Warrants set forth therein).

Section 5.15 Warrant Exercise Procedures. The form of Notice of Exercise included in the form of certificate attached hereto as Exhibit B sets forth the totality of the procedures required of the holder of the Warrants in order to exercise the Warrants. No additional legal opinion, other information or instructions shall be required of the holder of the Warrants to exercise their Warrants. EXCO shall honor exercises of the Warrants and shall deliver the Warrant Shares in accordance with the terms, conditions and time periods set forth in the Warrants.

Section 5.16 Beneficial Ownership Limitation. From the Closing Date until the second anniversary of the Closing Date, ESAS, for itself and on behalf of the other members of the ESAS Group, acknowledges and agrees that, unless otherwise approved in advance in writing by the Board of Directors, ESAS shall not, and shall cause Wilder and the members of the ESAS Group not to, in any manner, directly or indirectly, whether acting alone or in concert with others, acquire (or propose or agree to acquire), by purchase or otherwise, record ownership or beneficial ownership of any Capital Stock of EXCO or rights, options or other convertible securities to acquire interests in any of EXCO’s Capital Stock except that the members of the ESAS Group, in the aggregate, may beneficially own up to fifty percent (50%) of EXCO’s outstanding Capital Stock and may beneficially own an amount in excess of such percentage solely to the extent resulting exclusively from actions or omissions taken by EXCO or under the terms of any agreements, contracts or instruments that no member of the ESAS Group is party.

Section 5.17 Indemnity for Certain Liabilities. EXCO and their respective successors and assigns shall be responsible for, perform, pay and shall indemnify, defend and hold harmless the ESAS Group from and against all obligations, liabilities, claims, causes of action, and Damages caused by, arising out of, attributable to or resulting from any claims by Third Parties relating to this Agreement, the Transaction Documents (other than the Registration Rights Agreement) or the Proxy Statement, the use of proceeds from the purchase and sale of EXCO securities hereunder or any claim, litigation, investigation or proceeding relating to the foregoing, to the extent any member of the ESAS Group is or is threatened to be made a party thereto, in each case except to the extent resulting from (a) the breach of any of ESAS’s representations, warranties or covenants set forth in this Agreement or (b) information provided by ESAS in the Proxy Statement.

Section 5.18 Strategic Advisory Services. From and after the Execution Date until the earlier of the Termination Date or the four (4) year anniversary of the Execution Date:

(a) ESAS shall develop an EXCO performance oversight and improvement program (the “Business Plan”), which shall be based upon:

(i) maximizing value for all EXCO shareholders;

(ii) developing an execution team and disciplined operating system for EXCO and its Subsidiaries;

(iii) instituting a capital and risk allocation process based on risk/return analysis and designing EXCO’s risk management and hedging strategy and execution;

(iv) restructuring commercial contracts and joint-venture arrangements; and

(v) instituting fixed costs reduction programs towards the goal of long term costs competiveness.

(b) Wilder shall direct all of ESAS’s activities with respect to the development and implementation of the Business Plan as he deems appropriate in the exercise of his reasonable discretion.

(c) ESAS shall use commercially reasonable efforts, and shall cause Wilder to use commercially reasonable efforts, to assist EXCO in the implementation of the Business Plan as ESAS and Wilder deem appropriate in each of their reasonable discretion.

(d) In return for the Services, EXCO shall pay ESAS:

(i) subject to Section 5.18(e), for each month the Services are provided under this Agreement, the Monthly Fee by the 15th of the next month; and

(ii) subject to Section 5.18(e), for each full year after the Closing Date occurring prior to the termination of this Agreement, the Incentive Payment by the 45th day following the end of such year, which payment shall be adjusted as follows:

(A) If EXCO’s Percentile Rank based on the one-year period preceding such anniversary is less than 50, the Incentive Payment shall be equal to zero.

(B) If EXCO’s Percentile Rank based on the one-year period preceding such anniversary is greater than or equal to 50 and less than 75, the Incentive Payment amount shall be the amount established by the following formula:

(C) If EXCO’s Percentile Rank based on the one-year period preceding such anniversary is greater than or equal to 75, ESAS shall receive the maximum Incentive Payment.

(D) For the avoidance of doubt, (x) no Incentive Payment paid in exchange for one year of the Services shall ever exceed $2.4 million and (y) if this Agreement is terminated prior to any anniversary of the Closing Date, no Incentive Payment shall be due or payable for such partial year of Services.

(e) Monthly Fee and Incentive Payment Holdback.

(i) Notwithstanding the foregoing, from the Execution Date until the earlier to occur of the date fifteen (15) Business Days after the Investment Obligation Test Date and the Termination Date, all Monthly Fees and Incentive Payments attributable to any periods prior to such earlier date that are payable by EXCO under this Section 5.18 shall, in lieu of payment to ESAS, be deposited into the Escrow Account as and when due and payable under the terms of this Section 5.18.

(ii) In the event that after the Closing Date and on or prior to the date fifteen (15) Business Days after the Investment Obligation Test Date (A) EXCO has elected to terminate this Agreement as a result of any ESAS Forfeiture Event occurring at or prior to the Investment Obligation Test Date or (B) ESAS has elected to terminate this Agreement as a result of any reason other than an EXCO Forfeiture Event, then (1) EXCO shall be entitled to receive for its own account the entirety of the Monthly Fees and Incentive Payments (including all interest and earnings accruing thereon) held in the Escrow Account and the Warrants shall be forfeited to the extent set forth in the Warrants and (2) EXCO’s right to terminate this Agreement, the retention of such amounts in the Escrow Account and the forfeiture of the Warrants shall constitute liquidated damages hereunder, which remedy shall be the sole and exclusive remedy available to EXCO for any such ESAS Forfeiture Event, termination or failure. Each Party acknowledges and agrees that (A) EXCO’s actual damages upon the event of such ESAS Forfeiture Event, termination or failure are difficult to ascertain with any certainty, (B) the amounts in the Escrow Account is a fair and reasonable estimate by the Parties of such aggregate actual damages of EXCO and (C) such liquidated damages do not constitute a penalty.

(iii) In the event that the Closing has occurred, on the date sixteen (16) Business Days after the Investment Obligation Test Date, if EXCO is not entitled under Section 5.18(e)(ii) to receive Monthly Fees and Incentive Payments (including all interest and earnings accruing thereon) held in the Escrow Account, then ESAS shall be entitled to receive for its own account the entirety of the Monthly Fees and Incentive Payments (including all interest and earnings accruing thereon) held in the Escrow Account.

(iv) All amounts due and payable from and after the Investment Obligation Test Date that are payable by EXCO under this Section 5.18 shall be paid to ESAS as and when due and payable under the terms of this Section 5.18.

(f) Subject to the terms of Section 5.4 and Section 5.7, EXCO, at EXCO’s sole cost, risk, and expense, shall provide reasonable access during normal business hours to any records, data, material, properties, officers, managers, employees, personnel, consultants, advisors, counsel and lenders of EXCO and its Affiliates to the extent reasonably requested by ESAS in order for ESAS to perform and provide the Services and comply with the obligations of ESAS under this Section 5.18.

(g) In the performance of any Services by ESAS for EXCO, ESAS, its Affiliates, their employees or officers and Wilder (other than solely in his capacity as a director or as Executive Chairman of EXCO, as applicable) shall be each deemed an independent contractor, free and clear of any dominion or control by EXCO in the manner in which said services are to be performed or the establishment of hours of labor, and as such ESAS, its Affiliates, their employees or officers and Wilder (other than solely in his capacity as a director or as Executive Chairman of EXCO, as applicable) shall not be, and shall not represent themselves as, an agent or employee of EXCO or its Affiliates, including for tax purposes. Notwithstanding anything herein to the contrary, ESAS retains the authority and right to direct and control all the details of ESAS’s performance of the Services. EXCO shall have no right or authority to supervise or give directions or instructions to the employees, agents, or representatives of ESAS, its Affiliates or Wilder (other than solely in his capacity as a director or as Executive Chairman of EXCO, as applicable), and ESAS, its Affiliates and their employees, agents or representatives shall at all times be under the direct and sole supervision and control of ESAS. It is the understanding and intention of the Parties that no relationship of master and servant or principal and agent shall exist between EXCO and ESAS, its Affiliates, the employees, agents or representatives of ESAS and its Affiliates or Wilder (other than solely in his capacity as a director or as Executive Chairman of EXCO, as applicable). No member of the ESAS Group owes any duty, fiduciary or otherwise, to any member of the EXCO Group except for fiduciary duties (other than such duties that are waived in the Articles of Incorporation of EXCO) of Wilder in connection with and to the extent of his duties as Executive Chairman of EXCO during his period of service in such position.

(h) ESAS warrants for a period of one (1) year after the date of the performance of any specific Services provided under this Section 5.18, such Services shall have been performed (i) in good faith in a diligent manner and (ii) in accordance with all applicable Laws. Except as expressly provided in this Section 5.18(h), (A) NO MEMBER OF THE ESAS GROUP MAKES ANY, AND EACH OF THE ESAS GROUP EXPRESSLY DISCLAIMS, AND EXCO WAIVES AND REPRESENTS AND WARRANTS THAT EXCO HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY OR GUARANTY, EXPRESS OR IMPLIED, IN THIS OR ANY OTHER TRANSACTION DOCUMENT OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE SERVICES, INCLUDING ANY REPRESENTATION OR WARRANTY OR GUARANTY, EXPRESS OR IMPLIED AS TO (I) THE SERVICES PERFORMED BY ANY MEMBER OF THE ESAS GROUP OR ANY OTHER PERSON (II) ANY RESULTS, EFFECTS OR PERFORMANCE OF ANY OF THE SERVICES, OR (III) ANY OTHER, PROPOSALS, RECOMMENDATIONS, COURSES OF ACTION, RECORDS, FILES OR MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS OR CONTENTS OF THE RECORDS) THAT MAY BE MADE AVAILABLE OR COMMUNICATED AFTER THE EXECUTION DATE TO EXCO OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE PREPARATIONS OR PERFORMANCE OF THE SERVICES (B) EACH MEMBER OF THE ESAS GROUP FURTHER DISCLAIMS, AND EXCO WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY SERVICES.

Section 5.19 Director Nomination Rights and Wilder’s Service to the Board of Directors. Pursuant to a nomination letter agreement, the form of which is attached hereto as Exhibit D (the “Nomination Letter Agreement”), ESAS shall have the right to nominate for election to the Board of Directors of EXCO one director subject to the provisions contained in such Nomination Letter Agreement. The failure of Wilder to receive the votes necessary to be elected to serve on the Board or to serve as Executive Chairman, despite ESAS’s compliance with the obligations set forth in the second sentence of this Section 5.19, shall not be deemed to be a breach of this Section 5.19. Wilder shall receive customary compensation, benefits and protections, as the other members of the Board of Directors. Wilder shall have no additional legal duties or obligations associated with the role of Executive Chairman.

Section 5.20 Agreement to Invest. Subject to applicable Law, from the period after the Closing Date through the first anniversary of the Closing Date, the ESAS Group shall purchase shares of Common Stock of EXCO through open market purchases from unaffiliated Third Parties such that (when including all or any portion of the Initial Investment held by the ESAS Group on the Investment Obligation Test Date) shall own, directly or indirectly, beneficially or of record, as of the first anniversary of the Closing Date, shares of Common Stock of EXCO with an aggregate cost basis (net of the aggregate cost basis of all shares of Common Stock sold by the ESAS Group during the same period) of at least fifty million dollars ($50,000,000) (such purchases, excluding the Initial Investment, the “Remaining Investment”); provided, however, (a) ESAS, at its sole option to be exercised by the delivery of written notice to EXCO on or before the first anniversary of the Closing Date, may extend such deadline by up to three (3) months from the first anniversary of the Closing Date (such deadline, as validly extended in accordance with this Section 5.20, the “Investment Obligation Test Date”) in the event that the ESAS Group is unable to purchase and own such shares of Common Stock due to blackout dates (other than normal quarterly blackouts that do not exceed seventy-five (75) days with respect to the last fiscal quarter and forty-five (45) days with respect to the first, second and third fiscal quarters) or other restrictions under applicable Laws or this Agreement, (b) ESAS shall not be required to comply with its obligations under this Section 5.20 to the extent that such compliance would be reasonably likely to result in any breach of ESAS’s obligations under Section 5.16 and (c) the obligations under this Section 5.20 shall be null and void ab initio upon the earlier to occur of the Termination Date or an Investment Obligation Termination Event prior to the deadline set forth in this Section 5.20). The Remaining Investment shall be conducted in accordance with a Rule 10b5-1 Plan and, in making the Remaining Investment, ESAS shall use commercially reasonable efforts to comply with the limitations and restrictions set forth in Rule 10b-18(b) promulgated under the Exchange Act. Within three (3) Business Days after the Investment Obligation Test Date, ESAS shall submit a certificate stating compliance together with reasonable documentation supporting such compliance. ESAS may make open market purchases or sales of any other EXCO securities at its own discretion.

Section 5.21 Limitation on Losses. EXCO and ESAS shall, and shall cause their respective Affiliates to, cooperate in good faith to determine whether any transactions contemplated by this Agreement, including a Remaining Investment pursuant to Section 5.20 or the vesting, forfeiture or exercise of any Warrants pursuant to the terms of the applicable Form of Warrant, would, or reasonably would be expected to, cause an ownership change of EXCO under Section 382 of the Code or any comparable provision of any state or local Law, limiting or restricting the utilization of net operating losses of EXCO (collectively, an “Ownership Change”). If EXCO and ESAS agree that any such transactions would, or reasonably would be expected to cause an Ownership Change, the Parties shall use commercially reasonable efforts to negotiate a modification mutually acceptable to EXCO and ESAS to avoid such Ownership Change.

Section 5.22 Standstill. From the Execution Date until the earlier to occur of (a) the Termination Date and (b) the Closing Date, unless approved in advance in writing by the Board of Directors and except in connection with the Shareholder Proposals or as otherwise contemplated by this Agreement, ESAS shall not, and shall cause Wilder and each other member of the ESAS Group acting on behalf of, or in concert with, ESAS not to, and ESAS shall cause any other Person in which Wilder owns, directly or indirectly, beneficially or of record, more than fifty (50%) of the voting or equity interests not to, in any manner, directly or indirectly, whether alone or in concert with others, (i) make any statement or proposal to the Board of Directors or the board of directors of any of EXCO’s Affiliates or Subsidiaries or to any of

EXCO’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in the Exchange Act and the rules promulgated thereunder) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (A) any business combination, merger, tender offer, exchange offer, restructuring, recapitalization, liquidation, dissolution, divestiture, break-up, spin-off or other extraordinary transaction involving EXCO or any of its Affiliates or Subsidiaries or any of their respective assets or securities, (B) any proposal to seek representation on the Board of Directors or otherwise to seek to control or influence the management, Board of Directors or policies of EXCO or its Affiliates or Subsidiaries or to request, call or seek to call a meeting of the stockholders of EXCO, (C) any acquisition of any of EXCO’s or any of its Affiliates’ or Subsidiaries’ respective loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of EXCO’s or any of its Affiliates’ or Subsidiaries’ loans, debt securities, equity securities or assets, (D) any request or proposal to waive, terminate or amend the provisions of this Section 5.22 or (E) any proposal, arrangement or other statement that is inconsistent with the terms of this Agreement, including this Section 5.22; (ii) instigate, join, encourage, or assist any Third Party (including forming a “group” (as such term is defined or used in the Exchange Act and the rules promulgated thereunder) with any such Third Party) to do, or enter into any discussions or agreements with any Third Party with respect to, any of the actions set forth in clause (i) above; (iii) take any action that reasonably would be expected to require any member of the EXCO Group to make a public announcement regarding any of the actions set forth in clause (i) above; or (iv) acquire (or propose or agree to acquire), in any manner, directly or indirectly, of record or beneficially, whether alone or in concert with others, any loans, debt securities, equity securities or assets of EXCO or any of its Affiliates or Subsidiaries, or rights or options or other convertible securities to acquire interests in any of EXCO’s or its Affiliates’ or Subsidiaries’ loans, debt securities, equity securities or assets.

Section 5.23 EXCO Credit Agreement. EXCO shall, prior to the Closing Date, take commercially reasonable action to obtain any and all consents required in connection with the actions contemplated by this Agreement under the EXCO Credit Agreement.

Section 5.24 Purchase Restrictions Prior to Anniversary Dates. Prior to termination of the Agreement in accordance with Article 9, during the twenty (20) Trading Days prior to the first, second, third and fourth anniversaries of the Execution Date, ESAS shall not, and shall cause Wilder and each other member of the ESAS Group acting on behalf of, or in concert with, ESAS not to, and ESAS shall cause any other Person in which Wilder owns, directly or indirectly, beneficially or of record, more than fifty percent (50%) of the voting or equity interests not to, in any manner, directly or indirectly, whether alone or in concert with others, acquire (or propose or agree to acquire), in any manner, directly or indirectly, of record or beneficially, whether alone or in concert with others, any equity securities of EXCO or rights or options or other convertible securities to acquire interests in any of EXCO’s equity securities, in each case other than the Warrant Shares.

Section 5.25 Further Assurances. After Closing, ESAS and EXCO each agree to take such further actions and to execute, acknowledge and deliver, and to cause each of its Subsidiaries to take such further actions and to execute, acknowledge and deliver, all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to the Transaction Documents.

ARTICLE 6

INITIAL SHARES CLOSING

Section 6.1 Conditions of ESAS to Initial Shares Closing. The obligations of ESAS to consummate the Initial Shares Closing (except for the obligations of ESAS to be performed prior to the Initial Shares Closing and obligations that survive termination of this Agreement), are subject, at the option of ESAS, to the satisfaction on or prior to the Initial Shares Closing of each of the conditions set forth in this Section 6.1, unless waived in writing by ESAS:

(a) Representations. The representations and warranties of EXCO set forth in Article 4 (in each case, disregarding all qualifications and exceptions contained therein relating to materiality, EXCO Material Adverse Effect or other similar qualifications) shall be true and correct in all respects, in each case, as of the Execution Date and as of the Initial Shares Closing Date after giving effect to the transactions contemplated in Section 2.2(a) with the same effect as if made on and as of the Initial Shares Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of such specified date), except to the extent the failure of any such representation or warranty to be true and correct as of the Execution Date or as of the Initial Shares Closing Date does not result in an EXCO Material Adverse Effect.

(b) Performance. EXCO shall have performed and observed in all material respects all covenants and agreements contained in this Agreement required to be performed or complied with on or prior to the Initial Shares Closing Date.

(c) NYSE. The Initial Shares shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d) No Action. On the Initial Shares Closing Date, no Order restraining, enjoining or otherwise prohibiting the consummation of the Initial Shares Closing, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by ESAS or any Affiliate of ESAS) shall be pending before any Governmental Authority or body of competent jurisdiction that is reasonably expected to (i) prohibit the consummation of the transactions contemplated by this Agreement or (ii) result in the recovery of substantial damages from ESAS or EXCO.

(e) Governmental Consents. All material consents, clearances and approvals of and notices to any Governmental Authority (including any under the HSR Act) required to be obtained by EXCO for the issuance by EXCO of the Initial Shares as contemplated under this Agreement shall have been granted (or delivered in the case of notices) and the applicable waiting period (including any under the HSR Act) shall have expired, or early termination of the waiting period shall have been granted.

(f) EXCO Material Adverse Effect. Since the Execution Date, no EXCO Material Adverse Effect shall have occurred.

(g) Closing Deliverables. EXCO shall (i) have delivered or caused to be delivered to ESAS the officer’s certificate described in Section 6.5(e), and (ii) be ready, willing and able to deliver or cause to be delivered to ESAS or the other applicable Parties at the Initial Shares Closing the other documents and items required to be delivered by EXCO under Section 6.5.

(h) Registration Rights Consent. EXCO shall have obtained any and all consents required under the 2005 Registration Rights Agreement and the 2007 Registration Rights Agreement such that no Person shall have any Registration Rights that conflict with or violate the rights granted to ESAS under the Registration Rights Agreement.

(i) Registration. A registration statement registering the Initial Shares for resale shall have been filed with the SEC and the Registration Rights Agreement shall have been executed and delivered.

Section 6.2 Conditions of EXCO to Initial Shares Closing. The obligations of EXCO to consummate the Initial Shares Closing (except for the obligations of EXCO to be performed prior to the Initial Shares Closing and obligations that survive termination of this Agreement), are subject, at the option of EXCO, to the satisfaction on or prior to the Initial Shares Closing of each of the conditions set forth in this Section 6.2, unless waived in writing by EXCO:

(a) Representations. The representations and warranties of ESAS set forth in Article 3 (disregarding all qualifications and exceptions contained therein relating to materiality, ESAS Material Adverse Effect or other similar qualifications) shall be true and correct in all respects, in each case, as of the Execution Date and as of the Initial Shares Closing Date after giving effect to the transactions contemplated Section 2.2(a) with the same effect as if made on and as of the Initial Shares Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of such specified date), except to the extent the failure of any such representation or warranty to be true and correct as of the Execution Date or as of the Initial Shares Closing Date does not result in an ESAS Material Adverse Effect.

(b) Performance. ESAS shall have materially performed and observed, in all material respects, each covenant and agreement to be performed or observed by ESAS under this Agreement prior to or on the Initial Shares Closing Date.

(c) NYSE. The Initial Shares shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d) No Action. On the Initial Shares Closing Date, no Order restraining, enjoining or otherwise prohibiting the Initial Shares Closing, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by EXCO or any Affiliate of EXCO) shall be pending before any Governmental Authority or body of competent jurisdiction that is reasonably expected to (i) prohibit the consummation of the transactions contemplated by this Agreement or (ii) result in the recovery of substantial damages from ESAS or EXCO.

(e) Governmental Consents. All material consents, clearances and approvals of and notices to any Governmental Authority (including any under the HSR Act) required to be obtained by ESAS for the issuance by EXCO of the Initial Shares as contemplated under this Agreement shall have been granted (or delivered in the case of notices), and the applicable waiting period (including any under the HSR Act) shall have expired, or early termination of the waiting period shall have been granted.

(f) ESAS Material Adverse Effect. Since the Execution Date, no ESAS Material Adverse Effect shall have occurred.

(g) Closing Deliverables. (i) ESAS shall have delivered or caused to be delivered to EXCO the officer’s certificate described in Section 6.4(c), and (ii) ESAS shall be ready, willing and able to deliver or cause to be delivered to EXCO at the Initial Shares Closing the other documents and items required to be delivered by ESAS under Section 6.4.

(h) Registration Rights Consent. EXCO shall have obtained any and all consents required under the 2005 Registration Rights Agreement and the 2007 Registration Rights Agreement such that no Person shall have any Registration Rights that conflict with or violate the rights granted to ESAS under the Registration Rights Agreement.

(i) Registration. A registration statement registering the Initial Shares for resale shall have been filed with the SEC and the Registration Rights Agreement shall have been executed and delivered.

Section 6.3 Time and Place of Initial Shares Closing. Subject to the provisions of this Article 6, the consummation of the Initial Shares Closing shall, unless otherwise agreed to in writing by EXCO and ESAS, take place at the offices of Akin Gump Strauss Hauer & Feld LLP located at 1700 Pacific Avenue, Suite 4100, Dallas, Texas at 9:00 a.m., Dallas time, on a date to be specified by the Parties, which shall be no later than the fifth Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in this Article 6 (other than conditions that by their nature are to be satisfied at the Initial Shares Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Parties may agree. All actions to be taken and all documents and instruments to be executed and delivered at the Initial Shares Closing shall be deemed to have been taken, executed and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.

Section 6.4 Obligations of ESAS at Initial Shares Closing. At the Initial Shares Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by EXCO of its obligations pursuant to Section 6.5, ESAS shall deliver or cause to be delivered to EXCO, among other things, the following:

(a) Written instructions to the Escrow Agent, duly executed by ESAS, instructing the Escrow Agent to disburse (i) the Initial Investment to EXCO and (ii) all amounts held in the Escrow Account attributable to any interest accrued upon the Initial Investment to ESAS;

(b) Registration Rights Agreement, duly executed by ESAS;

(c) A certificate duly executed by an authorized officer of ESAS, dated as of the Initial Shares Closing, certifying on behalf of ESAS that the conditions set forth in Section 6.1 have been fulfilled; and

(d) All other documents and instruments requested by EXCO from ESAS that are reasonably necessary to consummate the transfer of the Initial Shares.

Section 6.5 Obligations of EXCO at Initial Shares Closing. At the Initial Shares Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by ESAS of its obligations pursuant to Section 6.4, EXCO shall deliver, or cause to be delivered, to ESAS or the other applicable Persons, among other things, the following:

(a) A certificate representing the Initial Shares or certificated through book-entry form;

(b) Written instructions to the Escrow Agent, duly executed by EXCO, instructing the Escrow Agent to disburse (i) the Initial Investment to EXCO and (ii) all amounts held in the Escrow Account attributable to any interest accrued upon the Initial Investment to ESAS;

(c) Registration Rights Agreement, duly executed by EXCO;

(d) A certificate evidencing the formation and good standing of EXCO in its jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction of formation as of a date within ten (10) days of the Closing Date;

(e) A certificate, duly executed by an authorized officer of EXCO, dated as of the Initial Shares Closing, certifying on behalf of EXCO that the conditions set forth in Section 6.2 have been fulfilled; and

(f) All other documents and instruments requested by ESAS from EXCO that are reasonably necessary to consummate the transfer of the Initial Shares.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1 Conditions of ESAS to Closing. The obligations of ESAS to consummate the transactions contemplated by this Agreement (except for the obligations of ESAS to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of ESAS to consummate the Closing, are subject, at the option of ESAS, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 7.1, unless waived in writing by ESAS:

(a) Representations. The representations and warranties of EXCO set forth in Article 4 (in each case, disregarding all qualifications and exceptions contained therein relating to materiality, EXCO Material Adverse Effect or other similar qualifications) shall be true and correct in all respects, in each case, as of the Execution Date and as of the Closing Date after giving effect to the transactions contemplated hereby with the same effect as if made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of such specified date), except to the extent the failure of any such representation or warranty to be true and correct as of the Execution Date or as of the Closing Date does not result in an EXCO Material Adverse Effect.

(b) Performance. EXCO shall have performed and observed in all material respects all covenants and agreements contained in this Agreement required to be performed or complied with on or prior to the Closing Date.

(c) NYSE. The Warrant Shares shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d) No Action. On the Closing Date, no Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by ESAS or any Affiliate of ESAS) shall be pending before any Governmental Authority or body of competent jurisdiction that is reasonably expected to (i) prohibit the consummation of the transactions contemplated by this Agreement or (ii) result in the recovery of substantial damages from ESAS or EXCO.

(e) Governmental Consents. All material consents, clearances and approvals of and notices to any Governmental Authority (including any under the HSR Act) required to be obtained by EXCO for the issuance by EXCO of the Initial Shares and Warrants as contemplated under this Agreement shall have been granted (or delivered in the case of notices) and the applicable waiting period (including any under the HSR Act) shall have expired, or early termination of the waiting period shall have been granted.

(f) EXCO Material Adverse Effect. Since the Execution Date, no EXCO Material Adverse Effect shall have occurred.

(g) Receipt of Required Shareholder Approval. The Required Shareholder Approval shall have been received from the shareholders of EXCO.

(h) Filing of Certificate of Amendment. The secretary of state of the State of Texas shall have accepted the Certificate of Amendment filed with it by EXCO.

(i) Closing Deliverables. EXCO shall (i) have delivered or caused to be delivered to ESAS the officer’s certificate described in Section 8.3(e), and (ii) be ready, willing and able to deliver or cause to be delivered to ESAS or the other applicable Parties at the Closing the other documents and items required to be delivered by EXCO under Section 8.3.

(j) Wilder. Wilder shall be alive and possess sufficient mental and physical capacities to perform his obligations at Closing as Executive Chairman of EXCO and to enable ESAS to perform its obligations contained in Section 5.13 and Section 5.18 of this Agreement.

(k) Net Operating Loss. On the Closing Date, no state or federal net operating loss of EXCO as of the Closing Date would be subject to material limitation, restriction or impairment on its use pursuant to Section 382 of the Code or any comparable provision of any state or local Law, assuming that the Investment is made entirely on the Closing Date at $2 per share.

(l) EXCO Credit Agreement Consent. EXCO shall have obtained any and all consents required in connection with the actions contemplated by this Agreement under the EXCO Credit Agreement.

(m) Bylaws. The Board of Directors of EXCO shall have amended EXCO’s Second Amended and Restated Bylaws to establish the position of Executive Chairman of the Board of Directors of EXCO as a non-officer position and to include a description of the position of Executive Chairman in accordance with the language as set forth on Exhibit E.

(n) Initial Shares Closing. The Initial Shares Closing has occurred prior to, or will close simultaneously with, the Closing.

Section 7.2 Conditions of EXCO to Closing. The obligations of EXCO to consummate the transactions contemplated by this Agreement (except for the obligations of EXCO to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of EXCO to consummate the Closing, are subject, at the option of EXCO, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 7.2, unless waived in writing by EXCO:

(a) Representations. The representations and warranties of ESAS set forth in Article 3 (disregarding all qualifications and exceptions contained therein relating to materiality, ESAS Material Adverse Effect or other similar qualifications) shall be true and correct in all respects, in each case, as of the Execution Date and as of the Closing Date after giving effect to the transactions contemplated hereby with the same effect as if made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of such specified date), except to the extent the failure of any such representation or warranty to be true and correct as of the Execution Date or as of the Closing Date does not result in an ESAS Material Adverse Effect.

(b) Performance. ESAS shall have materially performed and observed, in all material respects, each covenant and agreement to be performed or observed by ESAS under this Agreement prior to or on the Closing Date.

(c) NYSE. The Warrant Shares shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d) No Action. On the Closing Date, no Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by EXCO or any Affiliate of EXCO) shall be pending before any Governmental Authority or body of competent jurisdiction that is reasonably expected to (i) prohibit the consummation of the transactions contemplated by this Agreement or (ii) result in the recovery of substantial damages from ESAS or EXCO.

(e) Governmental Consents. All material consents, clearances and approvals of and notices to any Governmental Authority (including any under the HSR Act) required to be obtained by ESAS for the issuance by EXCO of the Initial Shares and the Warrants as contemplated under this Agreement shall have been granted (or delivered in the case of notices), and the applicable waiting period (including any under the HSR Act) shall have expired, or early termination of the waiting period shall have been granted.

(f) ESAS Material Adverse Effect. Since the Execution Date, no ESAS Material Adverse Effect shall have occurred.

(g) Receipt of Required Shareholder Approval. The Required Shareholder Approval shall have been received from the shareholders of EXCO.

(h) Filing of Certificate of Amendment. The secretary of state of the State of Texas shall have accepted the Certificate of Amendment filed with it by EXCO.

(i) Closing Deliverables. (i) ESAS shall have delivered or caused to be delivered to EXCO the officer’s certificate described in Section 8.2(c), and (ii) ESAS shall be ready, willing and able to deliver or cause to be delivered to EXCO at the Closing the other documents and items required to be delivered by ESAS under Section 8.2.

(j) Wilder. Wilder shall be alive and possess sufficient mental and physical capacities to perform his obligations at Closing as Executive Chairman of EXCO and to enable ESAS to perform its obligations contained in Section 5.13 and Section 5.18 of this Agreement.

(k) Net Operating Loss. On the Closing Date, no state or federal net operating loss of EXCO as of the Closing Date would be subject to material limitation, restriction or impairment on its use pursuant to Section 382 of the Code or any comparable provision of any state or local Law, assuming that the Investment is made entirely on the Closing Date at $2 per share.

(l) EXCO Credit Agreement Consent. EXCO shall have obtained any and all consents required in connection with the actions contemplated by this Agreement under the EXCO Credit Agreement.

(m) Initial Shares Closing. The Initial Shares Closing has occurred prior to, or will close simultaneously with, the Closing.

ARTICLE 8

CLOSING

Section 8.1 Time and Place of Closing. Subject to the provisions of Article 7, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by EXCO and ESAS, take place at the offices of Akin Gump Strauss Hauer & Feld LLP located at 1700 Pacific Avenue, Suite 4100, Dallas, Texas at 9:00 a.m., Dallas time, on a date to be specified by the Parties, which shall be no later than the fifth Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article 7 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Parties may agree. The date on which the Closing occurs is referred to herein as the “Closing Date”. All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.

Section 8.2 Obligations of ESAS at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by EXCO of its obligations pursuant to Section 8.3, ESAS shall deliver or cause to be delivered to EXCO, among other things, the following:

(a) Nomination Letter Agreement, duly executed by ESAS;

(b) A certificate evidencing the formation and good standing of ESAS in each such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction of formation as of a date within ten (10) days of the Closing Date;

(c) A certificate duly executed by an authorized officer of ESAS, dated as of the Closing, certifying on behalf of ESAS that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been fulfilled; and

(d) All other documents and instruments requested by EXCO from ESAS that are reasonably necessary to transfer the consummate the transactions contemplated hereunder.

Section 8.3 Obligations of EXCO at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by ESAS of its obligations pursuant to Section 8.2, EXCO shall deliver, or cause to be delivered, to ESAS or the other applicable Persons, among other things, the following:

(a) Closing Warrants, duly executed by EXCO (if not issued on an earlier date pursuant to Section 2.1(b));

(b) Nomination Letter Agreement, duly executed by EXCO;

(c) Approval of the Board of Directors, if there is not a vacancy on the Board of Directors at that time, to increase the size of the Board of Directors by one seat and appoint Wilder to the vacancy created thereby, effective immediately after the Closing; provided that Wilder is living and physically and mentally capable of performing the duties that accompany the office of Director;

(d) A certificate evidencing the formation and good standing of EXCO in its jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction of formation as of a date within ten (10) days of the Closing Date;

(e) A certificate, duly executed by an authorized officer of EXCO, dated as of the Closing, certifying on behalf of EXCO that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been fulfilled; and

(f) All other documents and instruments requested by ESAS from EXCO that are reasonably necessary to transfer the consummate the transactions contemplated hereunder.

ARTICLE 9

TERMINATION

Section 9.1 Term. Subject to Section 9.2, this Agreement shall commence on the Execution Date and shall continue until the fourth anniversary of the Closing Date unless (a) terminated prior to Closing pursuant to Section 9.2(a), (b) terminated after the Closing pursuant to Section 9.2(b), or (c) extended by the prior mutual written consent of EXCO and ESAS.

Section 9.2 Early Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby abandoned, including any obligation to issue the Closing Warrants and the Warrant Shares pursuant to Article 2, at any time prior to Closing:

(i) by the mutual prior written consent of ESAS and EXCO; or

(ii) by ESAS or EXCO:

(A) upon delivering written notice if the Closing shall not have been consummated on or before November 30, 2015, provided that the Party delivering such notice is not in material breach of such Party’s representations, warranties, covenants or agreements set forth herein; or

(B) if the Shareholder Meeting shall have concluded and the Required Shareholder Approval shall not have been obtained; or

(iii) by ESAS in the event of any breach by EXCO of Section 5.9.

(b) This Agreement may be terminated at any time after Closing:

(i) by the mutual prior written consent of ESAS and EXCO;

(ii) by ESAS or EXCO, at any time after the Closing for any or no reason upon thirty (30) days prior written notice;

(iii) by ESAS, at any time after the Closing in the event that any event of EXCO Forfeiture Event has occurred;

(iv) by EXCO, at any time after the Closing in the event that any event of ESAS Forfeiture Event has occurred; or

(v) in the event of Wilder’s resignation from the Board of Directors.

(c) The date of any permitted termination of this Agreement under this Article 9, the “Termination Date”).

Section 9.3 Effect of Termination.

(a) Generally. If this Agreement is terminated pursuant to Section 9.2, this Agreement shall become void and of no further force or effect (except for the provisions of Article 1, Section 5.4, Section 5.5, this Article 9, Article 10 and Section 11.1 through Section 11.14, all of which shall survive and continue in full force and effect indefinitely unless expressly provided otherwise). The Confidentiality Agreement shall survive any termination of this Agreement in accordance with their terms.

(b) Termination Prior to Closing.

(i) In the event that (A) this Agreement is terminated by ESAS under Section 9.2(a)(ii), (B) all conditions precedent to the obligations of ESAS set forth in Section 7.1 have been satisfied or waived by ESAS and (C) the Closing has not occurred as a result of the willful or intentional material breach or failure of any of EXCO’s representations, warranties or covenants hereunder, including, if and when required, any of EXCO’s obligations to consummate the transactions contemplated hereunder at Closing, then ESAS shall be entitled to recover all Damages incurred by the ESAS Group that are available under all remedies available at Law or in equity (expressly including specific performance).

(ii) In the event that (A) this Agreement is terminated by EXCO under Section 9.2(a)(ii), (B) all conditions precedent to the obligations of EXCO set forth in Section 7.2 have been satisfied or waived by EXCO and (C) the Closing has not occurred as a result of the willful or intentional material breach or failure of any of ESAS’s representations, warranties or covenants hereunder, including, if and when required, any of ESAS’s obligations to consummate the transactions contemplated hereunder at Closing, then EXCO shall be entitled to recover all Damages incurred by EXCO Group that are available under all remedies available at Law or in equity (expressly including specific performance and the right to recover any such Damages from amounts held in the Escrow Account).

(iii) Except to the extent EXCO is entitled under Section 5.18(e) and Section 9.3(b)(ii) to receive any amounts held in Escrow Account, ESAS shall be entitled to receive for its own account the entirety of all amounts held in the Escrow Account.

(c) Termination After the Closing Date. In the event that after Closing this Agreement is terminated by either Party in accordance with Section 9.2(b), then the terminating Party shall have no liability hereunder for such early termination of this Agreement; provided, however, (i) each Party shall be entitled to recover all Damages to the extent expressly available under, and subject to, the terms of Article 10 with respect to (A) any breaches of representations or warranties (B) any breaches of any covenants that were required to be performed prior to the Termination Date and (C) any covenants that expressly survive termination under Section 9.3(c) that are required to be performed after the Termination Date, (ii) in such event each of the Warrants shall be subject to such vesting, exercisability testing, and forfeiture thereof (if any) in accordance with the terms of such Warrants and (iii) except to the extent EXCO is entitled under Section 5.18(e) to receive any amounts held in Escrow Account, ESAS shall be entitled to receive for its own account the entirety of all amounts held in the Escrow Account.

(d) Promptly, but in no event later than three (3) Business Days after the Termination Date, the Parties shall execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the amounts then held in the Escrow Account to the applicable Parties entitled to receive all or any portion of such amounts as provided in Section 5.18(e) or this Section 9.3.

ARTICLE 10

INDEMNIFICATION

Section 10.1 ESAS’s Indemnification Rights. Subject to the terms hereof, from and after Closing EXCO agrees to be responsible for, perform, pay and shall indemnify, defend and hold harmless each member of the ESAS Group from and against all obligations, liabilities, claims, causes of action, and Damages caused by, arising out of, attributable to or resulting from:

(a) the failure or breach of EXCO’s covenants or agreements contained in this Agreement; or

(b) any breach of any representation or warranty made by EXCO contained in Article 4 of this Agreement or in the certificate delivered by EXCO at Closing pursuant to Section 8.3(e).

Section 10.2 EXCO’s Indemnification Rights. Subject to the terms hereof, from and after Closing ESAS agrees to be responsible for, perform, pay and shall indemnify, defend and hold harmless each member of the EXCO Group and against all obligations, liabilities, claims, causes of action, and Damages caused by, arising out of, attributable to or resulting from:

(a) the failure or breach of ESAS’s covenants or agreements contained in this Agreement; or

(b) any failure or breach of any representation or warranty made by ESAS contained in Article 3 of this Agreement, in the certificate delivered by ESAS at Closing pursuant to Section 8.2(c).

Section 10.3 Survival; Limitation on Actions.

(a) Subject to Section 10.3(b) and Section 10.3(c), the indemnity rights and obligations of each Party under Section 10.1 and Section 10.2 with respect to:

(i) the Fundamental Representations of ESAS and EXCO shall survive the Closing indefinitely;

(ii) all representations and warranties of ESAS and EXCO that do not constitute Fundamental Representations shall each survive the Closing and terminate on the date eighteen (18) months after the Closing Date;

(iii) the covenants and agreements of ESAS and EXCO set forth herein that are required to be performed on or prior to Closing shall each survive the Closing and terminate on the date eighteen (18) months after the Closing Date;

(iv) the covenants and agreements of ESAS and EXCO set forth herein that are required to be performed after Closing but prior to the applicable Termination Date shall survive the Closing and terminate on the date eighteen (18) months after the date such covenants and agreements are required to be performed;

(v) the covenants and agreements of ESAS and EXCO set forth herein that are to be performed after Closing that expressly survive the Termination Date shall survive the Termination Date and terminate on the date sixty (60) days after the expiration of such express performance period of such covenants and agreements;

(vi) representations, warranties, covenants and agreements set forth in this Agreement and any other Transaction Document or other document delivered hereunder shall be of no further force and effect, and no Party shall have any rights or obligations hereunder with respect thereto, after the applicable date of their expiration, provided that there shall be no termination of any bona fide claim validly asserted pursuant to a valid Claim Notice pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to the expiration or termination date thereof.

(b) Notwithstanding anything set forth in Section 10.3(a), all rights of each member of the ESAS Group under Section 10.1 and the EXCO Group under Section 10.2 shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written Claim Notice has been validly delivered to the applicable Indemnifying Party on or before the earlier of such termination date or the date otherwise required to be delivered hereunder.

(c) Notwithstanding anything herein or in any other Transaction Document to the contrary, EXCO’s express rights to terminate this Agreement under Article 9, the retention of any amounts in the Escrow Account permitted under Section 5.18(e)(ii) and the forfeiture of the Warrants pursuant to the terms thereof shall constitute the sole and exclusive remedy available to EXCO for any failure of ESAS’s to purchase, hold or satisfy all or any portion the Investment or to comply with the terms of Section 5.20, ESAS’s termination of this Agreement in accordance with Article 9 for any reason or any breach or failure of ESAS to perform its obligations under Section 5.18. Each Party acknowledges and agrees that (A) EXCO’s actual damages upon the event of such ESAS Forfeiture Event, termination or failure are difficult to ascertain with any certainty, (B) the amounts in the Escrow Account is a fair and reasonable estimate by the Parties of such aggregate actual damages of EXCO and (C) such liquidated damages do not constitute a penalty.

(d) Subject to Section 11.12, Section 10.3(c) and Section 5.18(e)(ii), the liability of EXCO pursuant to Section 10.1 and ESAS pursuant to Section 10.2 shall be without limit.

Section 10.4 Exclusive Remedy and Certain Limitations.

(a) Notwithstanding anything to the contrary contained in this Agreement and the other Transaction Documents, from and after Closing, each Party’s sole exclusive remedy against the other Party with respect to any breach of the representations, warranties, covenants and agreements of the other Party contained herein are the rights set forth in this Article 10 and the rights to enforce specific performance of the terms of this Agreement and the other Transaction Documents, as limited by the terms of this Article 10 and the terms of each applicable Transaction Document.

(b) “Damages” shall mean the amount of any loss, cost, costs of settlement (but only to the extent the Indemnified Person complied with the terms of Section 10.5), damage, diminution in value, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of prosecution, defense, preparations for defense, investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that “Damages” shall not include (i) any adjustment for Taxes that may be assessed on payments under this Article 10 or for Tax benefits received by the Indemnified Person as a consequence of any Damages, (ii) to the extent provided in Section 11.12, any loss of profits, whether actual or consequential, or other consequential damages suffered by the Party (whether on its own behalf or on behalf of any member of the ESAS Group or EXCO Group, as applicable) claiming indemnification, or any punitive damages, or (iii) any diminution in value or increase in liability, loss, cost, expense, claim, award or judgment to the extent such diminution or increase is caused by the actions or omissions of the Indemnified Person after the Closing Date.

(c) Any claim for indemnity under this Article 10 by (i) any member of the ESAS Group must be brought and administered by ESAS and (ii) any member of the EXCO Group must be brought and administered by EXCO. No Indemnified Person other than ESAS and EXCO shall have any rights against either ESAS or EXCO under the terms of this Article 10 except as may be exercised on its behalf by EXCO or ESAS, as applicable, pursuant to this Article 10. ESAS may elect to exercise or not exercise indemnification rights under this Section 10.4 on behalf of the ESAS Group in ESAS’s sole discretion and shall have no liability to any such other member of the ESAS Group for any action or inaction under this Section 10.4. EXCO may elect to exercise or not exercise indemnification rights under this Section 10.4 on behalf of the EXCO Group in EXCO’s sole discretion and shall have no liability to any such other member of the EXCO Group for any action or inaction under this Section 10.4.

Section 10.5 Indemnification Actions. All claims for indemnification under Article 10 shall be asserted and resolved as follows:

(a) For purposes of this Article 10, the term “Indemnifying Party” when used in connection with particular Damages shall mean the Person(s) having an obligation to indemnify another Person(s) with respect to such Damages pursuant to this Article 10, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person(s) having the right to be indemnified with respect to such Damages pursuant to this Article 10.

(b) To make claim for indemnification, defense or reimbursement under this Article 10, EXCO or ESAS, as applicable, shall notify the Indemnifying Party of its claim, including the specific details (including supporting documentation of the alleged Damages and such Indemnified Party’s good faith estimate of the applicable claim) of and specific basis under this Agreement for its claim (the “Claim Notice”).

(c) In the event that any claim for indemnification set forth in any Claim Notice is based upon a claim by a Third Party against the Indemnified Person (a “Third Party Claim”), EXCO or ESAS, as applicable, shall provide its Claim Notice promptly after EXCO or ESAS, as applicable, has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim;

provided that the failure of any Indemnified Person to give notice of an Third Party Claim as provided in this Section 10.5 shall not relieve the Indemnifying Party of its obligations under this Article 10 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an alleged inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was allegedly inaccurate or breached.

(d) In the case of a claim for indemnification based upon an Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Party Claim under this Article 10. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party fails to notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Party admits or denies its obligation to defend the Indemnified Person, then until such date as the Indemnifying Party admits or it is finally determined by an non-appealable judgment that such obligation exists, the Indemnified Person may file any motion, answer or other pleading, settle any Third Party Claim or take any other action that the Indemnified Person deems necessary or appropriate to protect its interest, regardless of whether the Indemnifying Party is prejudiced or adversely impacted by any such actions.

(e) If the Indemnifying Party admits its indemnity obligations under this Article 10 with respect to any Third Party Claim, then such Indemnifying Party shall have (i) the right and obligation to diligently prosecute and control the defense, at its sole cost and expense, the Third Party Claim and (ii) have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount (not indemnified by the Indemnifying Party) by, the performance of any obligation by, or the limitation of any right or benefit of, the Indemnified Person, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Person, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Person agrees at the cost and expense of the Indemnifying Party to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest; provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person. The Indemnified Person may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.5(e); provided that the Indemnified Person may file initial pleadings as described in the last sentence of paragraph (c) above if required by court or procedural rules to do so within the thirty (30) day period in paragraph (c) above. An Indemnifying Party shall not, without the written consent of the Indemnified Person, settle any Third Party Claim or consent to the entry of any judgment with respect thereto that (A) does not result in a final resolution of the Indemnified

Person’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim) or (B) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(f) If the Indemnifying Party does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Party Claim, then the Indemnified Person shall have the right, but not the obligation, to defend and control the defense against the Third Party Claim (at the sole cost and expense of the Indemnifying Party, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Party to admit its obligation to indemnify the Indemnified Person and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Third Party Claim and (ii) if its obligation is so admitted, assume the defense of the Third Party Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Third Party Claim over the objection of the Indemnifying Party after the Indemnifying Party has timely admitted its obligation for indemnification in writing and assumed the defense of the Third Party Claim, the Indemnified Person shall be deemed to have waived any right to indemnity with respect to the Third Party Claim. If the Indemnifying Party does not timely object to the proposed settlement, then the Indemnified Person may accept such settlement and continue to pursue indemnity for all Damages, including such settlement, from the Indemnifying Party.

(g) In the case of a claim for indemnification not based upon a Third Party Claim, (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt Claim Notice thereof, but in any event not later than thirty (30) days after the Indemnified Person becomes aware of the events that gave rise to such Direct Claim. Such Claim Notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all available material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Person. The Indemnifying Party shall have sixty (60) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Person within such sixty (60) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Party shall be conclusively deemed obligated to provide indemnification hereunder with respect to such Direct Claim.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgement of receipt or mailed by certified mail, postage prepaid and return receipt requested, or by e-mail, as follows:

To ESAS:

Energy Strategic Advisory Services LLC

200 Crescent Court, Suite 200

Dallas, Texas 75201

Attention: Jonathan Siegler, Executive Vice President, CFO

Telephone: (469) 398-2205

Facsimile: (682) 626-1335

E-mail: jasiegler@bluescapegroup.com

with a copy (that shall not constitute Notice) to:	Bracewell & Giuliani LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002 Attn: Bryan E. Loocke Telephone: (713) 221-1522 Facsimile: (713) 437-5355 E-mail: bryan.loocke@bgllp.com

To EXCO:	EXCO Resources, Inc. 12377 Merit Drive Suite 1700 Dallas, Texas 75251 Attention: William L. Boeing Telephone: (214) 368-2084 Facsimile: (214) 706-3409 E-mail: lboeing@excoresources.com with a copy (that shall not constitute Notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036-6745

Attention: Steven M. Pesner, Esq.

Telephone: (212) 872-1070

Facsimile: (212) 872-1002

E-mail: spesner@akingump.com

Notice given by personal delivery or courier shall be effective upon actual receipt. Notice given by mail shall be effective upon actual receipt or, if not actually received, the fifth Business Day following deposit with the U.S. Post Office. Notice given by email shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. In the event a Party provides notice by email, then, no later than two (2) Business Days following such email notice, the notifying Party shall deliver a hard copy of such notice to each other Party by personal delivery or courier or by mail. If a date specified herein for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 11.2 Governing Law. This Agreement and the documents delivered pursuant hereto and the legal relations between the Parties shall be governed by, construed and enforced in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.

Section 11.3 Forum Selection; Waiver of Jury Trial.

(a) Each Party to this Agreement agrees that, except as provided in and subject to Section 11.4 or as necessary to (i) obtain provisional injunctive, ancillary or other equitable relief if such action is necessary to avoid irreparable harm or to preserve the status quo pending the resolution of the Dispute in accordance with the provisions of Section 11.4 or (ii) enter and enforce any judgment on the award rendered by the Arbitration Panel in accordance with applicable Laws, (A), each Party hereby irrevocably consents to the exclusive jurisdiction of the courts of the State of Texas in and for Dallas County or the United States District Court for the Northern District of Texas in connection with any Dispute, litigation or proceeding arising out of this Agreement or any of the transactions contemplated thereby, (B) all Disputes among any the Parties to this Agreement and the transactions contemplated hereby shall have exclusive jurisdiction and venue only in the courts of the State of Texas in and for Dallas County or the United States District Court for the Northern District of Texas, and (C) each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any litigation or proceeding in the foregoing courts. Each Party agrees that any and all process directed to it in any such proceeding or litigation may be served upon it outside of the State of Texas in and for Dallas County or the United States District Court for the Northern District of Texas with the same force and effect as if such service had been made within State of Texas in and for Dallas County or the United States District Court for the Northern District of Texas.

(b) EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

Section 11.4 Dispute Resolution.

(a) Each Party to this Agreement agrees that any dispute, controversy, matter or claim between the Parties (each, subject to such exceptions, a “Dispute”), that cannot be resolved among the Parties shall be resolved in accordance with procedures specified herein, which shall constitute the sole and exclusive procedures for the resolution of Disputes. Excepting the right of a Party to seek the relief described under Section 11.4(d) below, all Disputes, whether sounding in tort, contract or otherwise, shall be resolved by binding, self-administered arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), and all such proceedings shall be subject to the Federal Arbitration Act; provided, however, arbitrators shall be appointed in accordance with the provisions of this Section 11.4(a). There shall be three (3) arbitrators (“Arbitration Panel”). EXCO shall designate one arbitrator and ESAS shall designate one arbitrator, neither of whom need be neutral but both of whom must have expertise or experience in the U.S. oil and gas industry, within thirty (30) days of the notification of a Party’s intent to proceed with arbitration hereunder. The two (2) arbitrators so designated shall elect a third arbitrator, which shall be neutral and have experience or expertise in the U.S. oil and gas industry. If either Party fails to designate an arbitrator within the time specified or the two Parties’ arbitrators fail to designate the neutral third arbitrator within thirty (30) days of their appointment, the remaining arbitrator(s) shall be appointed by the AAA using the listing ranking and striking method.

(b) Each Party shall cooperate in reasonable, prompt discovery prior to presenting the case to the arbitrators. Within thirty (30) calendar days of the appointment of the arbitrators, they shall establish (i) the scope of discovery and (ii) a limited discovery schedule. All discovery activities shall be conducted under the rules of the AAA. The award of the Arbitration Panel shall (A) be based on the decision of a majority of the members of the Arbitration Panel, (B) be final and binding upon the Parties, (C) be issued within ninety (90) days after the submittal of the Dispute to the AAA or as otherwise determined by the Arbitration Panel or the Parties, (D) be in writing, and (E) set forth the factual and legal bases for such award. EXCO shall pay for the expenses incurred by its designated arbitrator, and ESAS shall pay for the expenses incurred by their designated arbitrator. The costs of the third, neutral arbitrator shall be borne as to one half by EXCO and as to the other half by ESAS. Each Party shall bear its own attorneys’ fees, subject to the right of the Arbitration Panel to award attorneys’ fees and costs of the arbitration to any Party. As between the Parties, only damages allowed pursuant to this Agreement may be awarded and, without limiting the foregoing, arbitrators shall have no authority to award any damages that are excluded under any express provision of the Agreement. Each Party hereby undertakes without delay to implement, perform, or comply with the provisions of any arbitral award or decision.

(c) The site of any arbitration brought pursuant to this Section 11.4 shall be Dallas, Texas, U.S.A.

(d) The Parties hereby agree to continue to perform their respective obligations under the Agreement while any Dispute is pending. Notwithstanding anything to the contrary herein, any Party may proceed to any court of competent jurisdiction to (i) obtain provisional injunctive, ancillary or other equitable relief if such action is necessary to avoid irreparable harm or to preserve the status quo pending the resolution of the Dispute in accordance with the provisions of this Section 11.4 or (ii) enter and enforce any judgment on the award rendered by the Arbitration Panel in accordance with applicable Laws. Notwithstanding the foregoing, the arbitration of the underlying Dispute shall proceed in accordance with the terms hereof during the pendency of the proceeding to obtain such provisional injunctive, ancillary or other equitable relief.

(e) EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE SUBMISSION OF ANY DISPUTE FOR SETTLEMENT BY FINAL AND BINDING ARBITRATION IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 11.4, AND HEREBY WAIVES THE RIGHT TO PROCEED TO COURT OR ANY OTHER FORUM THAT MAY APPLY TO IT BY REASON OF ITS PRESENT OR FUTURE DOMICILE, OR FOR ANY OTHER REASON EXCEPT RECOURSE TO COURTS FOR ENFORCEMENT OF ARBITRAL AWARDS OR OTHER ORDER OF THE ARBITRATORS ISSUED IN AN ARBITRATION PURSUANT TO THIS SECTION 11.4 OR SEEKING ANY INTERIM OR CONSERVATORY MEASURES OF THE RULES OF ARBITRATION OF THE AAA OR DESCRIBED IN THIS SECTION 11.4. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO BRING ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY ARBITRAL AWARD OR OTHER ORDER OF THE ARBITRATORS ISSUED IN AN ARBITRATION PURSUANT TO THIS SECTION 11.4 OR SEEKING ANY INTERIM OR CONSERVATORY MEASURES PURSUANT TO THE RULES OF ARBITRATION OF THE AAA AGAINST ANY PARTY IN ANY OTHER JURISDICTION PERMITTED BY LAW.

Section 11.5 Headings and Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. The rights and obligations of each Party shall be determined pursuant to this Agreement. ESAS and EXCO have had the opportunity to exercise business discretion in relation to the negotiation of the details and terms of the transaction contemplated hereby. This Agreement is the result of arm’s length negotiations from equal bargaining positions. It is the intention of the Parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting Party) and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof, it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby and retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

Section 11.6 Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by the application of the express terms hereof of by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. Except as otherwise expressly provided herein, no waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided herein.

Section 11.7 Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable. Should any provisions, in whole or in part, be held invalid as a matter of Law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.

Section 11.8 Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any assignment, transfer or delegation made without such consent shall be null and void; provided that ESAS may assign its rights and duties under this Agreement to any of its Affiliates upon written request by ESAS, and written consent of EXCO, such consent not to be unreasonably withheld; provided further, that ESAS shall not assign or transfer its rights under the Warrants except for as provided in the terms of the Warrants. To the extent there are ESAS Initial Warrantholders other than ESAS, each such ESAS Initial Warrantholder shall be deemed to make each of the representation, warranties and agreements in Article 3, mutatis mutandis, as of the Execution Date or Closing Date, as applicable, substituting the respective ESAS Initial Warrantholder’s legal name for ESAS. Unless expressly agreed to in writing by the Parties, no permitted assignment of any Party’s rights or duties hereunder shall relieve or release any Party from the performance of such Party’s rights or obligations hereunder and the assigning Party shall be fully liable to the other Parties for the performance of all such rights and duties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 11.9 Entire Agreement. This Agreement, the Confidentiality Agreement, Transaction Documents and the other documents to be executed and delivered hereunder hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 11.10 Amendment. The provisions of this Agreement may not be amended, modified or supplemented, except by the prior written consent of (a) ESAS and (b) EXCO. Any ESAS Initial Warrantholder that is a holder of record of Warrants at the time of any such amendment, modification, supplement, waiver or consent or thereafter shall be bound by any such amendment, modification, supplement, waiver or consent effected pursuant to this Section 11.10 as it relates to ownership and transfer of the Securities, whether or not any notice, writing or marking indicating such amendment, modification, supplement, waiver or consent appears on the Securities or is delivered to such holder. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver or any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given.

Section 11.11 No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than EXCO or ESAS to any claim, cause of action, remedy or right of any kind. Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (including the other members of the ESAS Group or the other members of the EXCO Group or the ESAS Initial Warrantholders (other than ESAS)); and (b) no Party hereunder shall have any direct liability to any permitted Third Party beneficiary, nor shall any permitted Third Party beneficiary have any right to exercise any rights hereunder for such third-party beneficiary’s benefit.

Section 11.12 Limitation on Damages. Notwithstanding anything to the contrary contained herein, NO PERSON SHALL BE ENTITLED TO LOST PROFITS, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH OF EXCO AND ESAS, FOR ITSELF AND ON BEHALF OF THEIR RESPECTIVE MEMBERS OF THE EXCO GROUP AND ESAS GROUP, RESPECTIVELY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO LOST PROFITS, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY; provided, however, (a) that if an Indemnified Person is held liable to a Third Party based on any final judgment of a court of competent jurisdiction for any lost profits, indirect, consequential, special or punitive damages and the applicable Indemnifying Party is obligated to indemnify such Indemnified Person for the matter that gave rise to such Damages, then such Indemnifying Party shall be liable for, and obligated to reimburse such Indemnified Person for such Damages, (b) the waiver and limitations set forth in this Section 11.12 shall not limit or apply to any Damages that a Party is entitled to recover at law or equity under Article 9 and (c) the waiver and limitations set forth in this Section 11.12 shall not limit or apply to any Damages that ESAS or any of its permitted successors or assigns are entitled to recover at law or equity in connection with any breach by EXCO of any of its covenants or obligations under the Warrants or the Registration Rights Agreement.

Section 11.13 Time of the Essence; Calculation of Time. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 11.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, .pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

[Remainder of Page Intentionally Left Blank. Signature Pages to Follow]

IN WITNESS WHEREOF, this Agreement has been entered into by each of the Parties as of the Execution Date.

ENERGY STRATEGIC ADVISORY SERVICES LLC

Name:	/s/ C. John Wilder
By:	C. John Wilder
Title:	Executive Chairman

Signature Page to Services and Investment Agreement

EXCO RESOURCES, INC.

Name:	/s/ Harold L. Hickey
By:	Harold L. Hickey
Title:	President and Chief Executive Officer

Signature Page to Services and Investment Agreement